UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
__________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
__________________________

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OUTFRONT Media Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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405 Lexington Avenue, 17th Floor
New York, New York 10174

April 26, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of OUTFRONT Media Inc., which will be held at 605 Third Avenue, New York, New York 10158, on June 11, 2018, at 11:00 a.m., Eastern Daylight Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. The enclosed materials contain instructions on how you can exercise your right to vote over the internet, by telephone or by mail.

Thank you for your continued support of OUTFRONT Media Inc.

Sincerely,

JEREMY J. MALE
Chairman and Chief Executive Officer

OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, New York 10174

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To OUTFRONT Media Inc. Stockholders:

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of OUTFRONT Media Inc., a Maryland corporation (the “Company”), will be held at 605 Third Avenue, New York, New York, 10158, on June 11, 2018, at 11:00 a.m., Eastern Daylight Time. The Annual Meeting will be held for the following purposes:

1.	To elect the three Class I director nominees named in this proxy statement, each to serve until the 2021 Annual Meeting of Stockholders and until his successor is duly elected and qualifies.

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2018.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 13, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

Your vote is important to us. You may cast your vote over the internet, by telephone, or by mail.

We mailed a Notice of Internet Availability of Proxy Materials on or about April 26, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 11, 2018: the Company’s proxy statement and 2017 annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,

LISA M. TANZI
Corporate Secretary
April 26, 2018

-i-

OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, New York 10174

PROXY STATEMENT

April 26, 2018

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What are proxy materials?

OUTFRONT Media Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), made these proxy materials available to you via the internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of the Company of proxies to be voted at the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 11, 2018, at 11:00 a.m., Eastern Daylight Time, and at any postponement or adjournment of the Annual Meeting. The Notice of Internet Availability of Proxy Materials, proxy statement and form of proxy are being distributed and made available on the internet on or about April 26, 2018, to all stockholders entitled to vote at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules, and is designed to assist you in voting your shares. The proxy materials include this proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2017, and the proxy card or a voting instruction card for the Annual Meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on April 13, 2018 (the “Record Date”) on or about April 26, 2018. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability of Proxy Materials will instruct stockholders as to how they may access and review proxy materials on the internet. Stockholders who receive a Notice of Internet Availability of Proxy Materials by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability of Proxy Materials. Stockholders who currently receive printed copies of proxy materials who would like to receive future copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the proxy card, the form of which is included in this proxy statement.

I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other annual meeting materials, including this proxy statement and the annual report to stockholders, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials, proxy statement or annual report of stockholders, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement or annual report to stockholders, as applicable, please notify your broker if your shares are held in a brokerage account, or the Company’s Corporate Secretary at the address or telephone number below if you hold registered shares. If you have multiple accounts in your name or share an address with other stockholders, you can also request “householding” and authorize your broker to discontinue mailings of multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report, as applicable, by notifying your broker if your shares are held in a brokerage account, or the Company’s Corporate Secretary at the address or telephone number below if you hold registered shares. Upon request, we will deliver promptly a copy of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report, as applicable, to stockholders at a shared address to which a single copy of these documents was delivered. Stockholders can submit this request by contacting the Company’s Corporate Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174, (212) 297-6400.

What items of business will be voted on at the Annual Meeting?

There are 3 proposals scheduled to be voted on at the Annual Meeting:

•
Proposal No. 1: The election of the three Class I director nominees named in this proxy statement, each to serve until the 2021 Annual Meeting of Stockholders and until his successor is duly elected and qualifies.

•	Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2018.

•	Proposal No. 3: The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

How does the board of directors recommend I vote on these proposals?

•	“FOR” election of the three Class I director nominees named in this proxy statement.

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2018.

•	“FOR” approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 139,184,010 shares of our common stock, par value $0.01 per share, outstanding. You are entitled to one vote for each share of common stock held by you as of the Record Date.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank N.A., you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was provided to you directly. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a “legal proxy”. The material from your broker, bank or other nominee will include a voting instruction form or other document by which you can instruct your broker, bank or other nominee how to vote your shares.

A quorum is required for our stockholders to conduct business at the Annual Meeting. Under the Company’s Amended and Restated Bylaws (the “Bylaws”), the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting.

Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

What votes are required with respect to each proposal?

Proposal No. 1, the nominees for Class I director will be elected by a plurality of the votes cast, which means that the nominees receiving the highest number of votes “for” their election will be elected.

Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2018, will be determined by the affirmative vote of a majority of the votes cast, which means that the number of votes “for” the proposal must exceed the number of votes “against” the proposal.

Proposal No. 3, the non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement, will be determined by the affirmative vote of a majority of the votes cast, which means that the number of votes “for” the proposal must exceed the number of votes “against” the proposal. As an advisory vote, this proposal is not binding. However, the Board will consider the outcome of the vote when making future compensation decisions for our named executive officers.

How are votes counted?

With respect to Proposal No. 1, you may vote “for” or “withhold” authority to vote for each of the director nominees. With respect to Proposals Nos. 2 and 3, you may vote “for”, “against” or “abstain” from voting on any proposal.

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At the Annual Meeting, only Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2018, is considered a routine matter. Your broker will therefore not have discretion to vote on Proposals Nos. 1 and 3, but will have discretion to vote on Proposal No. 2.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of Proposals Nos. 1, 2 and 3, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

If you “withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of the nominees. However, if any nominee for director receives a greater number of “withhold” votes than votes “for” his or her election (a “Majority Withhold Vote”), the Company’s Corporate Governance Guidelines require that such director or director nominee promptly tender a written offer of resignation to the Chairman of the Board. The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) will promptly consider the director’s offer of resignation and recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the Majority Withhold Vote. In making this recommendation, the Nominating and Governance Committee will consider all factors deemed relevant by its members including, without limitation, the stated reason or reasons why the stockholders cast “withhold” votes for the director (if ascertainable), the qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, the overall composition of the Board and whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document (including New York Stock Exchange (“NYSE”) listing standards, federal securities laws or the Company’s Corporate Governance Guidelines), and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the stockholders vote. In considering the Nominating and Governance Committee’s recommendation, the Board will consider the information, factors, and alternatives considered by the Nominating and Governance Committee and such additional information, factors and alternatives the Board believes to be relevant. Following the Board’s decision, the Company will publicly disclose the Board’s decision. The director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board that concern the resignation.

How can I attend and vote at the Annual Meeting?

You may attend the Annual Meeting and vote in person by completing a ballot. Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 10:30 a.m., Eastern Daylight Time, and the Annual Meeting will begin at 11:00 a.m., Eastern Daylight Time. Each stockholder should be prepared to present:

•	Valid government photo identification, such as a driver’s license or passport;

•
Proof of ownership of our common stock as of the Record Date, such as a recent account statement reflecting stock ownership, a brokerage statement or letter provided by a broker, bank, trustee or other nominee, or similar evidence of ownership; and

•
If you hold your shares in street name, a “legal proxy” obtained from the broker, bank or other nominee that holds your shares authorizing you to vote your shares held in street name at the Annual Meeting.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•
By Internet—If you have internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or your proxy card in order to vote by internet. Internet voting is available until 11:59 p.m., Eastern Daylight Time, on June 10, 2018.

•
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by calling the telephone number specified on your Notice of Internet Availability of Proxy Materials or your proxy card and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or your proxy card in order to vote by telephone. Telephone voting is available until 11:59 p.m., Eastern Daylight Time, on June 10, 2018.

•
By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. If you sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee named in this proxy statement with respect to Proposal No. 1, and “FOR” Proposals Nos. 2 and 3 as recommended by the Board, and in accordance with the discretion of the holders of the proxy with respect to any other matter that may be voted on at the Annual Meeting.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

How do I change or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, a proxy may be revoked by a writing delivered to the Company’s Corporate Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174, stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting in person. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee following the instruction it has provided, or, if you have obtained a “legal proxy” from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Who will count the vote?

A representative of IOE Services Inc. will serve as the inspector of election for the Annual Meeting, and will tabulate the votes.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by mail, telephone, facsimile, electronic transmission or other means. Our directors, officers or employees do not receive additional compensation for soliciting proxies. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We have also engaged Mackenzie Partners, Inc. to serve as our proxy solicitor for the Annual Meeting at a fee of $11,000, plus reimbursement of reasonable expenses. Mackenzie Partners, Inc. will, among other things, provide advice relating to the content of solicitation materials, solicit banks, brokers, nominees and institutional investors to determine voting instructions and monitor voting.

Whom should I contact if I have questions about the Annual Meeting?

If you have any additional questions about the Annual Meeting, how to vote in person or otherwise, please contact our proxy solicitor, Mackenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (international callers). For directions to the Annual Meeting, please contact our Investor Relations Department, at investor@outfrontmedia.com.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers

The following table sets forth information as of March 31, 2018 regarding the individuals who serve as our executive officers, excluding Mr. Male’s biographical information. Mr. Male’s biographical information can be found in the section entitled “—Board of Directors” below.

Name	Age	Position
Jeremy J. Male	60	Chairman and Chief Executive Officer
Donald R. Shassian	62	Executive Vice President, Chief Financial Officer
Clive Punter	51	Executive Vice President, Chief Revenue Officer
Richard H. Sauer	60	Executive Vice President, General Counsel
Jodi Senese	59	Executive Vice President, Chief Marketing Officer
Andrew R. Sriubas	49	Chief Commercial Officer
Nancy Tostanoski	54	Executive Vice President, Chief Human Resources Officer

None of our executive officers is related to each other or any director of the Company by blood, marriage or adoption.

Donald R. Shassian has served as the Company’s Executive Vice President, Chief Financial Officer since November 2013. Prior to that, he served as the Executive Vice President and Chief Financial Officer of Frontier Communications Corporation from 2006 to 2013. Before that, he served as an M&A consultant for communications companies pursuing the acquisition and divestiture of local exchange businesses. Previously, he served as Executive Vice President/Chief Financial Officer and later Chief Operating Officer of RSL Communications, Ltd., Senior Vice President and Chief Financial Officer of Southern New England Telecommunications Corporation and as a partner at Arthur Andersen. Mr. Shassian served on the board of directors and as chairman of the audit committee of UIL Holdings Corporation from October 2008 to December 2015, and served on the board of directors and as chairman of the audit committee of Lightower Fiber Networks from February 2016 to October 2017.

Clive Punter has served as the Company’s Executive Vice President, Chief Revenue Officer since October 2014. Prior to that, he was a founding partner of GeniusQ, a senior executive consulting company, from 2012 to 2014. Prior to that, he served as a managing director at Linkedin Corporation from 2010 to 2012, where he led the global marketing solutions business. Mr. Punter previously served in various roles at CBS Outdoor International (now known as Exterion Media) from 1995 to 2010, including as International CEO from 2007 to 2010.

Richard H. Sauer has served as the Company’s Executive Vice President, General Counsel since December 2006. He served as the Company’s Corporate Secretary from March 2014 to June 2017. Prior to that, he was a partner at the law firm Duane Morris LLP and, before that, a partner at the law firm Jones Day.

Jodi Senese has served as the Company’s Executive Vice President, Chief Marketing Officer since April 2013. Prior to that, she served as the Company’s Executive Vice President, Marketing from 2001 to 2013, overseeing all aspects of marketing, public relations, research and creative services, as well as the development of new business strategies for the Company. Previously, she served as Executive Vice President, Marketing at TDI Worldwide Inc. (which was later acquired by the Company) from 1990 to 2001. Before that, she served as Vice President, Marketing at Gannett Outdoor (which was later acquired by the Company) from 1988 to 1990. Ms. Senese began her career in sales at New York Subways Advertising Company (which was later acquired by the Company) in 1981. She served as Chairwoman of the Outdoor Advertising Association of America Marketing Committee from 2009 through 2013. Ms. Senese currently serves on the board of directors of Geopath, Inc.

Andrew R. Sriubas has served as the Company’s Chief Commercial Officer since July 2017. Prior to that, he served as the Company’s Executive Vice President, Strategic Planning & Development from July 2014 to July 2017. Prior to that, Mr. Sriubas served as Chief of Strategy & Corporate Development at Sonifi Solutions, Inc. from 2013 to 2014, where he was responsible for corporate partnerships, product development, content acquisitions and digital deployment systems. Before joining Sonifi, from 1989 to 2013, Mr. Sriubas held senior roles at Citicorp Securities, Inc., Donaldson, Lufkin & Jenrette/Credit Suisse First Boston, UBS Investment Bank, JP Morgan Chase and Moorgate Partners, advising and raising capital for technology, media and telecommunications companies. Mr. Sriubas currently serves on the board of directors of SeaChange International, Inc. and on the advisory board of Palisades Ventures, L.L.C.

Nancy Tostanoski has served as the Company’s Executive Vice President, Chief Human Resources Officer since February 2015. Prior to that she served as the Company’s Senior Vice President, Human Resources from May 2014 to February 2015. Ms. Tostanoski also served as Vice President, Global Compensation and Benefits at PVH Corp. (formerly known as The Warnaco Group, Inc.) from 2010 to 2013, where she was responsible for global compensation, benefits and performance management for the publicly-held branded apparel company. From 2007 to 2010, Ms. Tostanoski served as Vice President, Global Compensation, Benefits and Shared

Services at Reader’s Digest Association, Inc., where she was responsible for global compensation, benefits and U.S. shared services for the privately-held publishing and media company.

Board of Directors

Our business and affairs are managed under the direction of the Board. The Company’s Charter (the “Charter”) provides that the number of directors on the Board is fixed exclusively by the Board pursuant to our Bylaws, but may not be fewer than the minimum required by Maryland law, which is currently one. The Bylaws provide that the Board will consist of not less than one and not more than 15 directors. The Board currently consists of seven directors. See “—Election and Classification of Directors.” During 2017, the Board held ten meetings and also acted by unanimous written consent three times. Each incumbent director attended at least 75% of (1) the total number of meetings of the Board held during the period for which he or she has been a director and (2) the total number of meetings held by all committees of the Board on which such director served during the periods that he or she served during 2017. In addition to Board and committee meetings, directors are invited and expected to attend the Annual Meeting. All of our directors then serving attended the 2017 Annual Meeting of Stockholders.

In accordance with the NYSE listing standards, the non-management and independent directors meet separately in executive sessions, without directors who are Company employees, at least two times each year, and at such other times as they deem appropriate. During 2017, the Company’s non-management and independent directors met in executive session five times, and the Lead Independent Director presided at all of the executive sessions.

The following table sets forth information as of March 31, 2018 regarding individuals who serve as members of the Board.

Name	Age	Position
Nicolas Brien	56	Director
Angela Courtin	45	Director
Manuel A. Diaz	63	Director
Jeremy J. Male	60	Chairman and Chief Executive Officer
Peter Mathes	65	Director
Susan M. Tolson	56	Director
Joseph H. Wender*	73	Director

*	Lead Independent Director

None of our directors is related to each other or any executive officer of the Company by blood, marriage or adoption.

Nicolas Brien has served on the Board since October 2014. He has served as Chief Executive Officer, the Americas and U.S., of Dentsu Aegis Network Ltd. since August 2017. He served as the Chief Executive Officer of iCrossing, a subsidiary of Hearst Corporation, and as President of Hearst Magazines Marketing Services, a division of Hearst Corporation, from March 2015 to July 2017. Prior to that, he served as Chairman and Chief Executive Officer of McCann Worldgroup from April 2010 through November 2012, and as Chief Executive Officer of IPG Mediabrands from 2008 to 2010. Mr. Brien also served as Chief Executive Officer of Universal McCann from 2005 to 2008. We believe Mr. Brien is qualified to serve as a member of the Board because with over 30 years of experience in the advertising, media and marketing industry, Mr. Brien brings to the Board a unique cross-disciplinary perspective, extensive operational experience and expertise working with world-class brands.

Angela Courtin has served on the Board since April 2017. She has served as Global Head of YouTube TV and Originals Marketing since July 2017. She served as the Chief Marketing Officer of Fox Broadcasting Company from August 2015 to March 2017. Prior to that, she served as Chief Marketing Officer of Relativity Media LLC from July 2014 to July 2015. In July 2015, Relativity Media LLC filed for reorganization under bankruptcy laws after failing to make required loan payments, and subsequently exited bankruptcy in April 2016. Ms. Courtin also served as President of Dentsu Aegis Network Ltd. from August 2013 to July 2014 and President of The Story Lab from July 2012 to January 2014. Ms. Courtin also served in different roles at Aegis Media, including as the Chief Content Officer from August 2012 to August 2013, and Executive Vice President, Content & Convergence from March 2011 to July 2012. Ms. Courtin served on the board of directors of Vapor Corp. (now known as Healthier Choices Management Corp.) from April 2014 to June 2015. We believe Ms. Courtin is qualified to serve as a member of the Board because with over 20 years of experience in the advertising, media and marketing industry, Ms. Courtin brings to the Board a knowledgeable perspective on the impact advertising, marketing and media have in the digital world.

Manuel A. Diaz has served on the Board since August 2014. He is a senior partner at the law firm Lydecker Diaz, LLP and serves on a number of private company and not-for-profit boards. Prior to that, Mr. Diaz served as the Mayor of the City of Miami from 2001 to 2009. We believe Mr. Diaz is qualified to serve as a member of the Board because with over 30 years of combined public service and legal experience, Mr. Diaz brings to the Board a unique perspective on our governmental relationships and the impact we have on the local markets we serve.

Jeremy J. Male has served as the Company’s Chief Executive Officer since September 2013, as a member of the Board since March 2014, and as Chairman of the Board since October 2014. Prior to that, he served as the Chief Executive Officer, UK, Northern Europe and Australia for JCDecaux SA since 2000, with operational responsibilities for 11 countries. He also served as a Member of the Executive Board at JCDecaux SA from October 2000 to September 2013. Prior to that, he served as Chief Executive Officer, Europe, of TDI Worldwide Inc. (which was later acquired by the Company). With his long and successful career in senior management positions at a number of highly regarded global outdoor companies, his executive board experience, and his service both as Chairman of the Outdoor Media Centre in the UK and President of FEPE International, each an association of outdoor advertising companies worldwide, Mr. Male brings to us unparalleled global expertise in the outdoor advertising industry and is well positioned to lead the Company, through his executive and director roles. We believe Mr. Male is qualified to serve as a member of the Board because of his outdoor advertising industry and management experience, his board service and the perspective he brings to our business as our Chairman and Chief Executive Officer.

Peter Mathes has served on the Board since March 2014. Mr. Mathes served as the Chairman and Chief Executive Officer of AsianMedia Group LLC from 2004 to September 2011. Prior to that, he served in various managerial roles, beginning in 1982 at Chris Craft/United Television Group, where he served as Executive Vice President from 1998 to 2001. In January 2012, AsianMedia Group LLC filed for reorganization under bankruptcy laws as a result of a significant decline in U.S. television spot advertising demand beginning in 2008, and, after selling its television stations, filed to liquidate its remaining assets. The case closed in July 2013. We believe Mr. Mathes is qualified to serve as a member of the Board because with over 30 years of combined experience in developing, acquiring and overseeing television stations and managing local and national advertising sales, Mr. Mathes brings to the Board expertise in local and national advertising strategy and development.

Susan M. Tolson has served on the Board since August 2014. She served as an analyst and portfolio manager at Capital Research Company for over twenty years. Prior to that, Ms. Tolson spent two years with Aetna Investment Management Company. Ms. Tolson currently serves on the board of directors of Lagardere Groupe, Worldline E-Payment Services and Take-Two Interactive Software, Inc., as well as on the audit committees of Worldline E-Payment Services and Take-Two Interactive Software, Inc. and the nominating and compensation committees of Worldline E-Payment Services. We believe Ms. Tolson is qualified to serve as a member of the Board because with extensive experience in the media industry, in investment management and in public company board service, Ms. Tolson provides the Board with a skilled advisor on strategic developments in our industry, as well as corporate finance and corporate governance matters.

Joseph H. Wender has served on the Board since March 2014, and has served as Lead Independent Director since February 2015. He has also been a Senior Consultant to Goldman, Sachs & Co. since January 2008. He began with Goldman, Sachs & Co. in 1971 and became General Partner of the firm in 1982, at which time he headed the Financial Institutions Group for over a decade. Mr. Wender also currently serves as a director of Ionis Pharmaceuticals, Inc. and Grandpoint Capital, a bank holding company, and is an Independent Trustee of the Schwab Family of Funds. We believe Mr. Wender is qualified to serve as a member of the Board because with over 40 years of investment banking experience and his service on other boards, Mr. Wender brings to the Board a broad and deep understanding of public company financial reporting, corporate finance and strategic transactions.

Election and Classification of Directors

In accordance with the terms of the Charter, the Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, and is divided as follows:

•	the Class I directors are Messrs. Diaz and Mathes and Ms. Tolson, and their term will expire at the Annual Meeting;

•	the Class II directors are Ms. Courtin and Mr. Brien, and their term will expire at the annual meeting of stockholders expected to be held in 2019; and

•	the Class III directors are Messrs. Male and Wender, and their term will expire at the annual meeting of stockholders expected to be held in 2020.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies, in accordance with the Bylaws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. For information regarding the applicable voting standards for the election of directors and the Company’s director resignation policy, see the section entitled “General Information About the Annual Meeting and Voting.”
The Company has achieved its current success under the oversight of a classified board since its initial public offering (the “IPO”) in 2014. The classified board, a feature of corporate governance that has been common for nearly a century, provides enhanced continuity and stability in the Board's business strategies and policies. Generally, at all times, two-thirds of the directors will have had prior experience and familiarity with oversight of the Company's business and affairs while still annually providing an opportunity for the election of one-third of the Board with new directors. This structure enables the Board to build on past experience and plan for a reasonable period into the future. A classified board also fosters board independence as independent board members are provided with time to cultivate an understanding of the Company's business and operations, making them less reliant on management's perspective.

In addition to providing experienced directors, a classified board helps the Company attract and retain highly qualified individuals willing to commit the time and resources necessary to understand the Company and its management, operations and competitive environment. Further, a classified board encourages a long-term focus in overseeing the management of the business and affairs of the Company, and allows our directors to focus their attention on long-term stockholder value. If directors were up for election every year, they could feel pressure to generate short-term returns. In addition, in the event that the Company becomes subject to an unsolicited takeover proposal, a classified board permits greater time and a more orderly process for directors to consider any takeover bids and to explore all alternatives to maximize stockholder value. A classified board also makes it more likely that persons who may seek to acquire control of the Company will initiate such action through negotiations with the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors provides the Board with an adequate opportunity to fulfill its duties to the Company's stockholders to review any takeover proposal, study appropriate alternatives and act in the best interests of the Company. As a result of these factors, the Board has determined that maintaining a classified Board is in the best interests of the Company and its stockholders.

Director Independence

In accordance with NYSE rules and the Company’s Corporate Governance Guidelines, the Company’s Board of Directors will make an annual determination as to the independence of the directors and director nominees. A director or director nominee is not deemed independent unless the Board affirmatively determines that such director or director nominee has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board will observe all criteria for independence established by the Company’s Corporate Governance Guidelines, the NYSE listing standards and other governing laws and regulations. When assessing materiality of a director’s relationship with the Company, the Board will consider all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include any commercial, banking, consulting, legal, accounting, charitable or other business relationships each director or director nominee may have with the Company. In addition, the Board will consult with the Company’s external legal counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other applicable laws and regulations regarding the definition of “independent director,” including, but not limited to, those set forth in the NYSE listing standards.

In assessing the independence of Ms. Courtin, the Board considered the purchase, directly or indirectly, of out-of-home advertising from the Company by Ms. Courtin’s current and former employers. The Board noted that payments made to the Company were primarily by agencies contracted by Ms. Courtin’s employers (without influence by, or remuneration to, Ms. Courtin), and/or any such payments did not exceed the relevant percentages of such employers’ consolidated gross revenues set forth in the NYSE listing standards.

The Nominating and Governance Committee undertook its annual review of director independence and made a recommendation to the Board regarding director independence. As a result of this review, the Board affirmatively determined that six of our current directors, Messrs. Brien, Diaz, Mathes and Wender and Mses. Courtin and Tolson, are “independent directors” under the Company’s Corporate Governance Guidelines and the NYSE listing standards.

Board Leadership Structure

The Board leadership structure is currently comprised of (1) a combined Chairman of the Board of Directors and Chief Executive Officer, (2) a Lead Independent Director, and (3) an independent Chair for each of our three standing Board committees described below. From time to time, the Nominating and Governance Committee and the entire Board review the Company’s leadership structure, including the positions of Chairman of the Board and Chief Executive Officer, to ensure the interests of the Company and its stockholders are best served.

The Nominating and Governance Committee has determined that it is in the best interest of the Company for the positions of Chief Executive Officer and Chairman to be held by a single individual, Jeremy J. Male. By serving as both our Chairman and Chief Executive Officer, Mr. Male is able to provide strong and consistent leadership, vision and direction as we pursue our business plans. Mr. Male has extensive knowledge of all aspects of the Company, its business and risks, its industry and its customers. He is intimately involved in the day-to-day operations of the Company and is in the best position to elevate the most critical business issues for consideration by the Board. The Board believes having Mr. Male serve in both capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board also believes that the combined Chairman and Chief Executive Officer structure provides clearer accountability to our stockholders and customers and allows one person to speak for and lead the Company and the Board. In addition, the Board believes that its information flow, meetings, deliberations, and decision-making processes are more focused, efficient, and effective when the Chairman and Chief Executive Officer roles are combined. The combined role is counterbalanced and enhanced by the effective oversight and independence of the Board and the leadership of the Lead Independent Director and independent committee chairs. Moreover, the Board believes that the appointment of a strong Lead Independent Director and the use of regular executive sessions of the non-management and independent directors, along with the Board’s strong committee system and all directors being independent except for Mr. Male, allow it to maintain effective oversight of management. In our view, splitting the roles would potentially make our management and governance processes less effective through undesirable duplication of work and possibly lead to a blurring of clear lines of accountability and responsibility.

The Lead Independent Director is elected by a majority of independent directors to serve for a one-year term at the pleasure of the Board of Directors. Our current Lead Independent Director is Joseph H. Wender. Mr. Wender is an engaged and active director, who is uniquely positioned to work collaboratively with Mr. Male, while providing strong independent oversight. As described in the Company’s Corporate Governance Guidelines, the Lead Independent Director has broad responsibility and authority, including but not limited to:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling meetings of independent directors;

•
serving as the principal liaison among the Chairman, any other non-independent directors and the independent directors to facilitate discussion of issues discussed in the executive sessions and to ensure the flow of information;

•	collaborating with the Chairman on meeting agendas for the Board;

•	being available, if requested by major stockholders, for consultation and direct communication with stockholders;

•	retaining outside advisors and consultants who report directly to the Board on Board-wide issues; and

•	leading the performance assessment of the Chief Executive Officer and, in collaboration with the Nominating and Governance Committee, the Board’s self-assessment.

In addition to the above responsibilities and Mr. Wender’s service as a member of the Board of Directors, Mr. Wender has over the past year performed additional duties, including regularly communicating with the Chairman and Chief Executive Officer between Board meetings to discuss a variety of matters, and periodically meeting with the Chairman and Chief Executive Officer after executive sessions of independent directors to provide feedback from the other independent directors. A copy of the Company’s Corporate Governance Guidelines is available in the Investor Relations section of our website at www.outfrontmedia.com.

Board Risk Oversight

The Board has overall responsibility for the oversight of the Company’s risk management process. The Board carries out its oversight responsibility directly and through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

•
The Audit Committee of the Board (the “Audit Committee”), as part of its oversight role, is responsible for reviewing with management, the internal auditor and the independent auditor, the effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and risk management procedures related to, among other things, the Company’s financial condition, the independent auditor, market and industry conditions, information technology security, including cybersecurity and disaster recovery, among other responsibilities set forth in the Audit Committee’s charter. With respect to its oversight role of the Company’s cybersecurity program, the Audit Committee receives periodic reports directly from the Company’s Chief Information Officer on the Company’s security program related to its systems and data.

•
The Compensation Committee of the Board (the “Compensation Committee”) monitors risks associated with the design and administration of the Company’s compensation programs, including its performance-based compensation, to promote an environment which does not encourage unnecessary and excessive risk-taking by the Company’s employees. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment.”

•
The Nominating and Governance Committee assesses risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes and in reviewing related person transactions.

Each of these committees reports regularly to the Board on these risk-related matters. The Board and its committees also receive regular reports from management that include matters affecting the Company’s risk profile, including, among other things, operations reports from the Chief Executive Officer and from other senior members of management, all of which include strategic and operational risks; reports from the Chief Financial Officer on credit and liquidity risks and on the integrity of internal control over financial reporting; and reports from the General Counsel on legal risks and material litigation. In addition, the Company has an enterprise risk management program that seeks to identify and manage risk throughout the Company by having its Chief Financial Officer annually meet with members of each of the Company’s various departments to solicit feedback regarding risks affecting the Company. Based on these meetings, the Company’s Chief Financial Officer generates a risk assessment report that is presented to the Board. Further, since assessing risk is an ongoing process and integral to the Company’s strategic decisions, the Board discusses risk throughout the year at its meetings in relation to long-term and short-term business goals and actions. Outside of formal meetings, Board members have regular access to our executive officers. The Company believes that the above reporting processes collectively provide the Board with integrated insight into the Company’s management of its risks.

The Company currently maintains a written succession plan with respect to the Chairman and Chief Executive Officer and each executive officer. In accordance with the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee reviews succession planning on an annual basis for the Chairman and Chief Executive Officer, and other executive officers, and reports to the independent directors on these reviews.

The Company believes that its board leadership structure, discussed in detail above, supports the risk oversight function of the Board. While the Company has a combined Chairman and Chief Executive Officer, the Lead Independent Director and independent committee chairs are actively involved in risk oversight, and there is open communication between management and directors regarding risk oversight.

Corporate Governance Guidelines

The Company’s commitment to good corporate governance is reflected in the Company’s Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics, including, but not limited to, director independence standards and other qualifications, executive sessions of non-management directors and independent directors, director compensation and stock ownership guidelines, and annual self- evaluations of the Board. The Board, with assistance from its Nominating and Governance Committee, regularly assesses the Company’s governance practices in light of legal requirements and governance best practices.

The Company’s Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, and other information are available in the Investor Relations section of our website at www.outfrontmedia.com. Any stockholder also may request them in print, without charge, by contacting the Company’s Corporate Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174.

Code of Conduct and Code of Ethics

The Company has adopted a Code of Conduct that applies to all executive officers, employees and directors of the Company. In addition, the Company has adopted a Supplemental Code of Ethics for Senior Financial Officers applicable to our principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions. Both the Code of Conduct and the Supplemental Code of Ethics are available in the Investor Relations section of our website at www.outfrontmedia.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct or the Supplemental Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer or controller or persons performing similar functions, and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, by posting such information on our website at www.outfrontmedia.com.

Company Bylaws

Since the IPO, authority to amend the Bylaws has been vested exclusively with the Board. The Board is aware that a proxy advisory firm has recently adopted a policy of recommending “withhold” votes for members of nominating and corporate governance committees that have governance documents that restrict the ability of stockholders to amend the bylaws. As part of its annual corporate governance review, the Board considered an amendment to the Bylaws to allow our stockholders to implement bylaw amendments. After careful consideration, the Board concluded that it remains in the best interests of the Company and its stockholders for authority to amend the Bylaws remain vested exclusively with the Board as is permitted by Maryland law, because under Maryland law the directors owe legal duties to the Company’s stockholders to act with a reasonable belief that their actions are in the best interests of all stockholders and the Company. Contrastingly, under Maryland law, stockholders are not bound by any legal duty, and are permitted to take or to recommend actions that serve their own individual interests as stockholders without taking into account the broader interests of other stockholders of the Company. As a result, we believe that the Board is in the best position to consider possible future bylaw amendments (including those proposed by the Company’s stockholders in accordance with the provisions of the Bylaws), and will adopt such amendments only after concluding that such amendments are in the best interests of the Company and its stockholders.

Board Committees

The following chart sets forth the current membership of each committee of the Board. The Board, upon the recommendation of the Nominating and Governance Committee, reviews and determines the membership of the committees at least annually.

Committee	Members
Audit Committee	Joseph H. Wender, Chair
Peter Mathes
Susan M. Tolson
Compensation Committee*	Peter Mathes, Chair
Nicolas Brien
Angela Courtin
Nominating and Governance Committee	Susan M. Tolson, Chair
Manuel A. Diaz
Joseph H. Wender

*	Mr. Wender served on the Compensation Committee until June 2017.

Audit Committee

As more fully described in its charter, the Audit Committee is responsible for, among other things:

•
the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	reviewing and discussing the Company’s annual audited financial statements, quarterly financial statements and earnings releases with the Company’s management and its independent auditor;

•
reviewing the organization, responsibilities, audit plan and results of the internal audit function; reviewing with management, the internal auditor and the independent auditor, the quality, adequacy and effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and risk management procedures;

•	reviewing with management material legal matters and the effectiveness of the Company’s procedures to ensure compliance with legal and regulatory requirements; and

•	overseeing the Company’s compliance program and obtaining periodic reports from the Co-Chief Compliance Officers.

The Board has determined that all of the members of the Audit Committee are financially literate under the NYSE listing standards, and that Messrs. Mathes and Wender and Ms. Tolson qualify as “audit committee financial experts” as defined under the applicable SEC rules based on their experience. The Board has also determined that Messrs. Mathes and Wender and Ms. Tolson meet the independence requirements applicable to audit committee members under the NYSE listing standards and the applicable SEC rules.

The Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Audit Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. During 2017, the Audit Committee held five meetings.

Compensation Committee

As more fully described in its charter, the Compensation Committee is responsible for, among other things:

•
reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, and evaluating the Chief Executive Officer’s performance in light of those goals and objectives;

•	reviewing and approving compensation for the Chief Executive Officer, other executive officers and other senior executives;

•	evaluating and making recommendations to the Board regarding equity-based and cash incentive compensation plans;

•	reviewing and approving equity-based compensation awards; and

•	adopting and periodically reviewing the Company’s philosophy, strategy and principles regarding the design and administration of the Company’s compensation programs.

In accordance with its written charter, the Compensation Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. The Compensation Committee delegated to our Chief Executive Officer limited authority to grant long-term equity incentive awards pursuant to the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan (the “Amended and Restated Omnibus SIP”) to

executives who are not senior executives in connection with their hiring, promotion or contract renewal. The delegation also requires that our Chief Executive Officer report to the Board periodically on his exercise of this delegated authority. In addition, the Compensation Committee has historically delegated to a subcommittee of the Compensation Committee (the “Executive Compensation Subcommittee”) the limited authority to review and approve, on behalf of the Compensation Committee, the following: (1) total compensation paid to the Company’s executive officers, including cash-based and equity-based incentive compensation for the Company’s “covered employees,” as defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s officers and directors subject to Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (2) the Company’s performance metrics and goals in connection with such cash-based and equity-based incentive compensation, including the written certification of the satisfaction of such metrics and goals; and (3) any other compensation provided to the Company’s “covered employees” and the Company’s officers and directors subject to Section 16 for purposes of compliance with the historical performance-based exceptions under Section 162(m) and Section 16. The Executive Compensation Subcommittee reports to the Compensation Committee periodically on its exercise of this delegated authority.

In addition, the Compensation Committee is empowered to retain compensation consultants to assist the Compensation Committee in evaluating executive officer and employee compensation. The Compensation Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. For 2017 compensation, the Compensation Committee engaged ClearBridge Compensation Group (“ClearBridge”) to advise the Compensation Committee regarding the amount and types of compensation that we provide to our executive officers and directors and how our compensation practices compared to the compensation practices of peer companies. ClearBridge does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee reviewed its relationship with ClearBridge, considered ClearBridge’s independence and the existence of potential conflicts of interest, and determined that the engagement of ClearBridge did not raise any conflict of interest or other issues that would adversely impact ClearBridge’s independence. In reaching this conclusion, the Compensation Committee considered various factors, including the six factors set forth in the NYSE listing standards and applicable SEC rules governing compensation advisor conflicts of interest and independence.

The Compensation Committee (or the Executive Compensation Subcommittee, as applicable) reviews all components of senior executives’ compensation, including base salary, annual incentives and long-term incentives. In approving compensation for the senior executives (other than our Chief Executive Officer), the Compensation Committee considers the input and recommendations of our Chief Executive Officer with respect to the senior executives’ performances. With respect to our Chief Executive Officer, the Compensation Committee reviews and approves goals and objectives relevant to his compensation and annually evaluates the performance of our Chief Executive Officer in light of those goals and objectives. The results of these evaluations are then reported to the independent directors. The Compensation Committee sets compensation for our Chief Executive Officer taking these evaluations into account. In determining the long- term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee considers, without limitation, the Company’s financial performance, relative stockholder return, the value of incentive awards to executives in similar positions at comparable companies, and the awards given to our Chief Executive Officer in past years. The Compensation Committee then reports to the Board on the process for setting compensation for our Chief Executive Officer. For further information regarding the Company’s processes and procedures for the consideration of executive compensation, as well as director compensation, see the sections entitled “Executive Compensation,” “—Nominating and Governance Committee,” and “—Director Compensation.”

The Board has determined that Mr. Mathes and Ms.Courtin meet the independence requirements applicable to compensation committee members under the NYSE listing standards and the applicable SEC rules, and are also “non-employee directors” for purposes of Section 16. Mr. Wender also met such requirements while on the Compensation Committee until June 2017. Mr. Brien has served on the Compensation Committee since June 2015 and has met the independence requirements applicable to compensation committee members under the NYSE listing standards and the applicable SEC rules.

The Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Compensation Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. During 2017, the Compensation Committee held five meetings and acted by unanimous written consent four times. During 2017, the Executive Compensation Subcommittee met three times and acted by unanimous written consent one time.

Nominating and Governance Committee

As more fully described in its charter, the Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending to the Board individuals qualified to become board members;

•	developing and recommending to the Board corporate governance guidelines;

•	in collaboration with the Lead Independent Director, lead the evaluation of the Board and Board committees;

•	making recommendations to the Board on director compensation matters;

•	monitoring developments in the law and practice of corporate governance; and

•	reviewing transactions between the Company and related persons.

The Board has determined that Ms. Tolson and Messrs. Diaz and Wender meet the independence requirements applicable to nominating and governance committee members under the NYSE listing standards and the applicable SEC rules.

The Nominating and Governance Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Nominating and Governance Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. During 2017, the Nominating and Governance Committee held five meetings, and acted by unanimous written consent one time.

Policy Regarding Director Nominations

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board regarding nominations of candidates for election as a director of the Company. The Nominating and Governance Committee works with the Board to annually review the composition of the Board in light of the characteristics of independence, diversity, age, skills, experience, availability of service to the Company, tenure of incumbent directors on the Board and the Board’s anticipated needs. The Nominating and Governance Committee will recommend director candidates to the Board in accordance with the criteria, policies and principles set forth in the Company’s Corporate Governance Guidelines.

In accordance with the Company’s Corporate Governance Guidelines, in evaluating the suitability of individual Board members, the Nominating and Governance Committee takes into account factors such as the individual’s accomplishments in his or her professional background, current or former leadership positions held by the individual, whether the individual is able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment, other directorships held by the individual, and other relevant factors. Directors of the Company are also expected to possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of the Company’s stockholders. As part of its review, the Nominating and Governance Committee also considers diversity, including the individual’s professional background, gender and ethnicity, among other characteristics. As a result of considering diversity as part of its nomination process, multiple industries are represented on the Board, including law, advertising, media and marketing, investment management and banking, among others. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board, as well as two female directors, one of which is a member of the lesbian, bisexual, gay and transgender community, and one Hispanic director. After taking these considerations into account, the Nominating and Governance Committee determined to recommend to the Board that Messrs. Diaz and Mathes, and Ms. Tolson Class I members of the Board, be nominated to stand for election at the Annual Meeting.

A stockholder that wants to recommend a candidate for election to the Board must send a written notice to the Company’s Corporate Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174 in accordance with the requirements set forth in the Bylaws. See “Stockholder Proposals for the 2019 Annual Meeting of Stockholders.” The Company’s Corporate Secretary will review the information received about the stockholder candidate and determine whether such person meets the qualifications for the Company’s directors set forth in the Company’s Corporate Governance Guidelines. If the stockholder candidate does meet such qualifications and the notice satisfies the requirements of the Bylaws, the information on the stockholder candidate will be forwarded to the Chair of the Nominating and Governance Committee, who will present the information on the stockholder candidate to the entire Nominating and Governance Committee. Director candidates recommended by stockholders will be considered by the Board in the same manner as any other candidate.

Board and Committee Self-Assessments

Pursuant to the Company’s Corporate Governance Guidelines and the NYSE listing standards, the Board and its committees each conduct a self-evaluation at least annually. Our processes enable directors to provide anonymous and confidential feedback, which is then reviewed and addressed by the independent directors led by the Lead Independent Director. In addition, each committee’s chair reviews the feedback with each of their respective Committees in order to promote the effectiveness of the Board and each committee.

Communications with the Board

Stockholders and other parties interested in contacting the Company’s non-management directors may send an email to nonmanagementdirectors@outfrontmedia.com, or write to Non-Management Directors, OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. The non-management directors’ contact information is also available in the Investor Relations section of our website at www.outfrontmedia.com. The independent directors have approved the process for handling communications received in this manner.

Compensation Committee Interlocks and Insider Participation

From January 2017 through June 2017, the members of the Compensation Committee were Peter Mathes, Nicolas Brien and Joseph H. Wender. Since June 2017, the members of the Compensation Committee have been Messrs. Mathes and Brien and Ms. Courtin. None of the members of the Compensation Committee during fiscal year 2017 was an officer or employee of the Company, and, during fiscal year 2017, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Board and/or the Compensation Committee. None of the members of the Compensation Committee during fiscal year 2017, had any relationships requiring disclosure under Item 404 of Regulation S-K for the fiscal year 2017, with the exception of Mr. Brien.

Mr. Brien has served as Chief Executive Officer, the Americas and U.S., of Dentsu Aegis Network Ltd. since August 2017. Agencies affiliated with Dentsu Aegis Network Ltd. paid the Company approximately $44.5 million for advertising services on behalf of their clients since January 1, 2017.

Director Compensation

The Nominating and Governance Committee periodically reviews and recommends for the Board’s approval the form and amount of compensation for directors of the Company who are not employees of the Company or any of its subsidiaries (“Outside Directors”). Only Outside Directors are eligible to receive compensation for serving on the Board. In accordance with the charter of the Nominating and Governance Committee and the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee, with input from the Compensation Committee, is guided by three principles in its review of Outside Director compensation and benefits: (1) Outside Directors should be fairly compensated for the services they provide to the Company, taking into account, among other things, the size and complexity of the Company’s business and compensation and benefits paid to directors of comparable companies; (2) Outside Directors’ interests should be aligned with the interests of stockholders; and (3) Outside Directors’ compensation should be easy for stockholders to understand.

Accordingly, the compensation program for Outside Directors currently consists of (1) cash compensation in the form of annual Board, committee chair, committee member and Lead Independent Director retainers and (2) equity compensation in the form of an annual restricted share unit (“RSU”) grant (or a pro-rated RSU grant if the Outside Director joined the Board following the date of the annual RSU grant, but during 2017).

During 2017, director annual compensation was adjusted to remain competitive relative to the Company’s peer group. Based on a competitive analysis of the Company’s Outside Director compensation program, conducted with the assistance of the Compensation Committee’s independent compensation advisor, ClearBridge, the Board approved an increase in each Outside Director’s annual cash retainer from $70,000 to $75,000 as of July 1, 2017.

Cash Compensation

Each Outside Director is entitled to receive the following cash compensation determined by the Board, as applicable:

•	A $75,000 annual board retainer, payable in equal quarterly installments in advance;

•	An additional $20,000 annual committee chair retainer for the chair of each committee, payable in equal quarterly installments in advance;

•	An additional $10,000 committee member retainer fee for each committee on which an Outside Director serves, payable in equal quarterly installments in advance; and

•	An additional $20,000 annual retainer for the Company’s Lead Independent Director, payable in equal quarterly installments in advance.

Equity Compensation

Each Outside Director is entitled to receive the following awards under the Amended and Restated Omnibus SIP:

•
an automatic annual grant of RSUs with a value of $120,000 based on the closing price of shares of our stock on the NYSE on the date of grant, which RSUs will generally vest one year from the date of grant, with dividend equivalents accruing on such RSUs in the amounts equal to the regular cash dividends paid on our common stock and such accrued dividend equivalents shall convert to shares of our common stock on the date of vesting; and

•	a pro-rated RSU grant if he or she joins the Board following the date of the annual RSU grant, but during the calendar year of the grant.

Expenses

Members of the Board are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging).

2017 Director Compensation Table

The following table sets forth information concerning the compensation of the Outside Directors for 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Angela Courtin*	60,500	—	—	60,500

Nicolas Brien	82,500	120,000	—	202,500

Manuel A. Diaz	82,500	120,000	—	202,500

Peter Mathes	102,500	120,000	—	222,500

Susan M. Tolson	102,500	120,000	—	222,500

Joseph H. Wender	127,500	120,000	—	247,500

*	Ms. Courtin was appointed to the Board in April 2017. See “—Board of Directors—Election and Classification of Directors.”

(1)	Reflects cash amounts earned in 2017 for the annual Board retainer, committee chair retainers, committee member retainers and Lead Independent Director retainer.

(2)
These amounts reflect the grant date fair value determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, of the annual grant of RSUs to each Outside Director under the Amended and Restated Omnibus SIP. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2017, see Note 12 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The following table shows the number of shares subject to outstanding RSUs held by each of the Outside Directors as of December 31, 2017. Each Outside Director received an automatic grant of 5,307 RSUs on June 12, 2017, and the grant date fair value for each grant was $120,000.

Name	Number of Shares Subject to Outstanding RSUs
Nicolas Brien	5,307

Angela Courtin	5,307

Manuel A. Diaz	5,307

Peter Mathes	5,307

Susan M. Tolson	5,307

Joseph H. Wender	5,307

Stock Ownership Guidelines

The Company’s Corporate Governance Guidelines provide that non-employee directors are expected to own shares of our common stock having a market value of at least three times their annual cash retainer within three years of becoming a director. This stock ownership expectation helps to align the interests of our directors with those of the Company’s stockholders. With the exception of Ms. Courtin, as of or prior to December 31, 2017, pursuant to the Company’s Corporate Governance Guidelines, all directors have met the stock ownership guidelines through either direct ownership of shares of our common stock, or, in accordance with the Nominating and Governance Committee’s discretionary authority to consider additional factors when evaluating compliance with the Company’s director stock ownership guidelines, a combination of direct ownership of shares of our common stock and unvested RSUs.

EXECUTIVE COMPENSATION

Unless otherwise indicated or the context otherwise requires, references to the “Committee” in this section of this proxy statement refer to the Compensation Committee or the Executive Compensation Subcommittee, as applicable.

Compensation Discussion and Analysis

Executive Summary

The following is an overview of the Committee’s major decisions in 2017 and changes to named executive officer (“NEO”) compensation. The compensation for our NEOs is presented in additional detail in the compensation tables and narratives following this summary and following the “Compensation Discussion and Analysis” section.

Summary of Key 2017 Compensation Actions
✓	Revised compensation peer group
✓	Entered into new employment agreements with each of the NEOs
✓	Continued to evaluate the mix of compensation to provide emphasis on long-term incentive equity grants
✓	Paid cash bonuses equal to 78% of target
✓	2017 performance-based RSUs (“PRSUs”) vested at 82% of target
✓	Retained Clearbridge as the Committee’s independent compensation consultant
✓	Adopted an executive compensation clawback policy

Our 2017 Named Executive Officers

Our NEOs for 2017 consisted of the following individuals:

Name	Title
Jeremy J. Male	Chairman and Chief Executive Officer

Donald R. Shassian	Executive Vice President, Chief Financial Officer

Andrew R. Sriubas	Chief Commercial Officer

Clive Punter	Executive Vice President, Chief Revenue Officer

Richard H. Sauer	Executive Vice President, General Counsel

2017 Company Performance Highlights

Highlights of our 2017 performance are summarized below. These, along with other factors described below, resulted in annual cash bonuses of 78% of performance target for all NEOs.

($ millions)	2017
	Revenues	AFFO*	Adjusted OIBDA**
	$1,520.5	$277.6	$444.1

*
We calculate and define “AFFO” as funds from operations (which reflects net income (loss) adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the non-cash effect of loss on real estate assets held for sale, and the same adjustments for our equity-based investments, as well as the related income tax effect of adjustments, as applicable) adjusted to include cash paid for direct lease acquisition costs and cash paid for maintenance capital expenditures, and exclude restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs, and the non-cash portion of the income taxes, as well as the related income tax effect of adjustments, as applicable.

**
We calculate and define “Adjusted OIBDA” as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, restructuring charges and loss on real estate assets held for sale. For reconciliations of Adjusted OIBDA (as described above) and AFFO (as described above) to operating income (loss) and net income (loss), respectively, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators,” on pages 42-45 of our Annual Report on Form 10-K for the year ended December 31, 2017.

We would like to highlight several significant milestones of 2017:

✓
We renewed our transit advertising and communications concessions agreement for subway, commuter rail and buses with the New York Metropolitan Transportation Authority (the “MTA”) for a 10-year term (with an additional 5-year extension at our option) on balanced terms

✓
We completed several strategic acquisitions in certain markets, including the acquisition of All Vision LLC’s outdoor advertising assets in Canada, for a total purchase price of approximately $114.7 million

✓
We built or converted 86 new digital billboard displays and installed 238 small format digital displays and other displays in strategic locations, such as the Massachusetts Bay Transportation Authority and Washington Metropolitan Area Transit Authority transit systems

✓
We refinanced our senior credit facilities to, among other things, extend the maturity dates of our outstanding senior secured debt and lower the interest rates on our term loan, as well as executed a $100.0 million revolving accounts receivable securitization facility and a $300.0 million “at-the-market” equity offering program to improve our balance sheet and enhance our liquidity and capital resources

✓	We paid cash dividends of $201.8 million

✓	We implemented expense initiatives that enabled our controllable expenses to be flat year over year

Our Compensation Philosophy

We strive to have a compensation philosophy that is flexible and aligned with our human resources and business strategies. From time to time, the Committee and management team review and consider changes to the philosophy to ensure it is reasonable and market-competitive. Our compensation consultant, who advised us on the compensation philosophy during 2017, is supportive of these key tenets.

In summary, our compensation philosophy is to deliver compensation programs that support the Company’s attraction, motivation and retention objectives, while aligning executives’ interests with the goal of creating long-term sustainable stockholder value. The table below illustrates a number of key elements that are reflected in our current philosophy.

Elements of Our Philosophy	Summary of Philosophy
Considerations for Setting Pay Opportunities	✓	Position/responsibilities

	✓	Contribution/criticality to the organization

	✓	Individual performance/potential and historical pay

	✓	Company performance

	✓	External market

	✓	Existing contractual obligations

Desired Market Positioning	✓	We do not explicitly target a specific percentile of the market

✓
We generally consider using the market median as a general reference point with respect to each element of target total direct compensation (base salary, target annual incentives and grant-date value of long-term incentive opportunities)

Market Sources for Compensation Reference	✓
We focus primarily on a peer group of media-related companies to provide relevant market context for assessing our compensation program, along with analyzing relevant market compensation surveys to supplement the peer data

✓
Given that the Company is a real estate investment trust (“REIT”), we also compare compensation practices to REIT industry practices to provide additional context when reviewing our compensation program

Mix of Pay	✓	The majority of executive compensation should be “at risk” and subject to financial metrics (see charts below for more detail)

In addition, the Committee was guided by the following principles with respect to 2017 compensation decisions:

✓	Generally maintain constant levels of target cash compensation, using market data as a reference point to understand the general market

✓	Increase use of equity to encourage long-term focus on stockholder value

✓	Generally maintain current compensation structure with minimal modifications that reflect REIT and publicly-traded company status

Key Pay Elements and Alignment with Company Performance

The following chart summarizes the key pay elements for our NEOs, their purpose and how each pay element links Company performance. See “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation” below for additional detail.

Compensation Element	Form	Purpose	How it Links to Performance
FIXED	Base Salary	Cash	To provide a stable, reliable source of income	Reviewed annually in light of performance factors (Company and individual) and market compensation practices
AT RISK	Performance-Based Executive Cash Bonus Plan	Cash	To reward for individual contributions to annual financial and operational achievements	Variable and based on pre-established Company performance goals
AT RISK	Performance-Based Long-Term Equity Incentive Compensation	Equity	To reward for individual contributions to our growth and performance	• PRSUs comprise 60% of equity award opportunity and are subject to attainment of Adjusted OIBDA and AFFO targets and stock price risk • Time-based RSUs (“TRSUs”) comprise 40% of equity award opportunity and are subject to stock price risk

Compensation Mix

To help ensure management’s interests are aligned with those of stockholders and their compensation reflects the performance of the Company, a substantial portion of our NEOs’ compensation is at risk, and will vary above or below target levels commensurate with Company performance. The chart below shows the percentage of our NEOs’ 2017 target compensation that was at risk.

CEO Pay Mix
23.7%
52.6%
23.7%
At-Risk Pay, 76%
Average* NEO Pay Mix
30.1%
47.4%
22.5%
At-Risk Pay, 70%
Base Salary
Target Cash Bonus Plan
Target Long-Term Incentive

*
Average includes the following NEOs: Messrs. Shassian, Punter, Sriubas and Sauer. Excludes the value of Mr. Sriubas’s one-time equity grant awarded in November 2017 in connection with the Company renewing its contract with the MTA. For further information, see the section entitled “—Employment Agreements.”

Summary of Our Executive Compensation Practices

The table below highlights certain executive compensation practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our stockholders’ interests:

What We DO
✓	Tie pay to performance by designing a significant portion of executive pay to be at risk; 76% of the CEO’s 2017 compensation and, on average, 70% of the other NEOs’ compensation, is at risk

✓	Require significant stock ownership guidelines to ensure directors and executives have long-term stockholder alignment

✓	Conduct an annual compensation program risk assessment

✓	Mitigate undue risk in compensation programs through informed performance goal-setting that considers multiple financial and non-financial inputs

✓	Retain the services of an independent compensation consultant

✓	Generally consider market and industry data when setting executive pay, using the median as a reference point to understand the general market

✓	Provide for accelerated equity vesting for plan participants and non-equity severance benefits for our executive officers upon a change in control, with “double triggers”

✓
Maintain an anti-hedging policy that prohibits our directors, executive officers, employees and their related persons from trading in derivative instruments with respect to the Company’s securities or selling the Company’s securities “short”

✓	Prohibit our directors, executive officers and their related persons from pledging the Company’s securities as collateral for loans or for any other purpose

✓	Maintain a clawback policy applicable to executive officers in the event of a financial statement restatement

What We DON’T DO
✗	Provide excessive perquisites

✗	Offer a pension or supplemental executive retirement plan

✗	Reprice underwater stock options without stockholder approval

✗	Reward executives without a link to performance

2017 Say-on-Pay and Frequency of Say-on-Pay Outcome

We held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, at our 2017 Annual Meeting of Stockholders. At the 2017 Annual Meeting of Stockholders, approximately 96% of the votes cast were cast in favor of the “say-on-pay” proposal. The Committee considered the result of this advisory vote to be an endorsement of our executive compensation program, policies, practices and philosophy, and did not make any compensation changes for our NEOs specifically as a result of the say-on-pay voting results. The Committee will continue to consider the outcome of our say-on-pay votes when making future executive compensation decisions for our NEOs.

In light of the voting results with respect to the frequency of holding a non-binding advisory vote on executive compensation, the Board has determined that the Company will hold future non-binding advisory votes of stockholders to approve the compensation of the NEOs every year until the next non-binding advisory vote of stockholders on the frequency of stockholder votes on executive compensation in 2021, or until the Board otherwise determines a different frequency for such non-binding advisory votes.

Evaluating 2017 Compensation and the Use of Market Data

In 2017, the Committee engaged ClearBridge to advise the Committee regarding the amount and types of compensation that we provide to our executive officers and directors and how our compensation practices compared to the compensation practices of peer companies. See “Directors, Executive Officers and Corporate Governance—Board Committees—Compensation Committee” for further information regarding our engagement of ClearBridge.

In making its compensation determinations for fiscal year 2017, the Committee relied on publicly available information for a select group of U.S.-based publicly-traded media peer companies as the primary data source. The peer group was selected by the Committee based on recommendations provided by ClearBridge. The Committee expects to review and approve the compensation peer group annually. The compensation peer group was determined based on the following criteria:

✓	Business Criteria: companies in the media industry with a meaningful portion of revenue from advertising sales as determined by an evaluation of such companies’ public disclosures.

✓	Size Criteria: Companies comparable to the Company’s revenue size (for example, companies with revenue of $500 million to $3.5 billion), with a secondary focus on market capitalization.

For 2017, the Committee reviewed the compensation peer group and removed Cumulus Media Inc. because its market capitalization has been steadily declining over the last few years, and The Madison Square Garden Company because it underwent a transaction and was split into two stand-alone public companies. The Committee added TEGNA, Inc. and Gray Television Inc. because they each met the selection criteria described above. Following these modifications, the compensation peer group comprises the following 14 companies:

Company	Trailing 12-Month Revenue(1)	Market Capitalization(1)
OUTFRONT Media Inc.	$1,517	$3,211
Scripps Networks Interactive, Inc.	$3,494	$11,256
TEGNA, Inc.	$3,297	$3,049
IAC/InterActiveCorp	$3,168	$10,589
Time Inc.	$2,884	$1,843
AMC Networks Inc.	$2,808	$3,349
Sinclair Broadcast Group, Inc.	$2,798	$3,780
Clear Channel Outdoor Holdings, Inc.	$2,598	$1,709
Nexstar Broadcasting Group, Inc.	$2,088	$3,599
Meredith Corporation	$1,706	$2,920
The New York Times Company	$1,631	$3,074
Lamar Advertising Company	$1,530	$7,170
Media General	$1,449	$2,383
The E. W. Scripps Company	$932	$1,271
Gray Television, Inc.	$887	$1,470

(1)
As of January 2, 2018, except for Media General. Information shown for Media General is as of September 30, 2016, the last date of publicly available information prior to the completion of its merger with and into Nexstar Broadcasting Group, Inc. Dollars in millions.

The Company strives to maintain a reasonable competitive positioning relative to the peer group and secondary compensation sources, such as published survey data. Although the Company does not use benchmarking to evaluate its executive compensation, it does use market data as an initial reference point to understand the general market. Analyzed data is scoped to the Company’s revenue size and aged to a common date to ensure comparability. In 2017, the Committee reviewed data from the Willis Towers Watson Executive General Industry Survey and the Willis Towers Watson Executive Media Industry Survey. No one company in these surveys was relied upon with respect to determining any of the Company’s compensation decisions. Because the Company is structured as a REIT, the Committee also considered pay practices among specialty REITs of comparable size to that of the Company based on revenue and market capitalization, similar to the size criteria used for the media peer group described above. In 2017, the Committee also modified the group of specialty REITs by removing Plum Creek Timber Co. and adding Extra Space Storage Inc. Following this modification, the REIT comparison group included the following specialty REITs: Crown Castle International Corp., The GEO Group, Inc., Corrections Corporation of America, Digital Realty Trust Inc., Extra Space Storage Inc., and CBL & Associates Properties.

Elements of 2017 NEO Compensation

Consistent with 2016, NEO compensation included the following compensation elements:

✓	Base salary

✓	Performance-based compensation:

◦    Executive cash bonus plan

◦    Long-term equity incentive compensation

✓	Retirement plans

✓	Other compensation (personal benefits)

The Committee considered each of the above elements from the perspective of design and pay level as it reviewed and established NEO compensation in 2017. Neither the Company nor the Committee used explicit guidelines in determining the mix of compensation elements for the NEOs. However, as described above, the Committee managed the pay programs so that a majority of compensation was both at risk and subject to performance conditions.

During 2017, we were a party to employment agreements with all of our NEOs. For a description of the terms and provisions of these employment agreements, see “—Employment Agreements.”

Base Salary

We annually review the base salaries of our NEOs in light of performance factors (Company and individual) and market compensation practices. The Committee reviews compensation analysis and data provided by our compensation consultant, ClearBridge.

Messrs. Shassian and Sauer entered into new employment agreements with the Company effective in January and March 2017, respectively, and Messrs. Male, Sriubas and Punter entered into new employment agreements with the Company in September 2017, July 2017 and as of October 2017, respectively.

The base salaries provided to Messrs. Male and Shassian were not increased in 2017 because the Committee determined that their respective current base salaries were within the market median. Effective March 1, 2017, the Committee, in connection with Mr. Sauer’s new employment agreement with the Company, increased Mr. Sauer’s annual salary from $500,000 to $575,000 because the Committee determined that Mr. Sauer’s base salary was below the market median. Effective July 28, 2017, the Committee, in connection with Mr. Sriubas’s new employment agreement and new role as the Company’s Chief Commercial Officer, increased Mr. Sriubas’s annual salary from $550,000 to $650,000. Effective October 6, 2017, the Compensation Committee, in connection with Mr. Punter’s new employment agreement, increased Mr. Punter’s annual salary from $550,000 to $620,000. See “—Employment Agreements.”

Name	2016 Salary	2017 Salary	Change
Jeremy J. Male	$1,350,000	$1,350,000	0%

Donald R. Shassian	$650,000	$650,000	0%

Andrew R. Sriubas	$550,000	$650,000	18%

Clive Punter	$550,000	$620,000	13%

Richard H. Sauer	$500,000	$575,000	15%

Performance-Based Compensation—Executive Cash Bonus Plan

Overview

Ultimately, the goal of the plan is to reward behaviors that create value for our stockholders. More specifically, the OUTFRONT Media Inc. Amended and Restated Executive Bonus Plan (the “Amended and Restated Executive Bonus Plan”) is designed to motivate NEOs to:

✓	Grow top line revenue

✓	Manage and control costs

✓	Achieve rigorous individual goals that are linked to our strategic plan

These behaviors are measured through financial metrics, and, to a lesser extent, qualitative metrics as illustrated in the table below.

Metric	Weighting	Payout Downside (% of Target)	Payout Upside (% of Target)
Financial Performance: Weighted Average Achievement of Adjusted OIBDA and AFFO	67% (75% Adjusted OIBDA, 25% AFFO)	50%	200%

Individual Performance	33%

The Company continues to use Adjusted OIBDA as a metric because it remains an important indicator of the Company’s operational strength and performance of our businesses, as it provides a link between profitability and operating cash flow. The Company uses AFFO as the second metric because, like Adjusted OIBDA, management uses AFFO in managing the business and it is an important indicator of our operational strength and business performance. We believe the Adjusted OIBDA and AFFO metrics provide a more meaningful comparison of our Company’s operating performance to other companies in our industry as well as to REITs.

Adjusted OIBDA and AFFO were selected and approved by the Committee as metrics for the Amended and Restated Executive Bonus Plan. These metrics are seen as critical to our long-term strategic plan, and are the most prominent two metrics tracked by our management and the investment community.

How the Plan Works

The Committee has a process in place for setting goals and evaluating performance under the Amended and Restated Executive Bonus Plan. Based on the advice of our compensation consultant, the Committee chose to set the Amended and Restated Executive Bonus Plan thresholds, targets and maximums for fiscal year 2017 using budgeted earnings estimates, which consider macroeconomic factors, analyst estimates and projected out-of-home advertising industry growth, as well as the Company’s financial and operational performance.

For purposes of Section 162(m) (before it was amended effective as of January 1, 2018), the Committee has used, including in 2017, a two-step approach to determine the amount of bonuses paid to NEOs. The first step is to fund the overall bonus pool, which occurs if the Company achieves pre-determined performance thresholds. The second step is for the Committee to exercise negative discretion to reflect Company and individual performance. This process is depicted in the flow-chart below.

Determining the 2017 Payout

The chart below summarizes the Committee’s review of 2017 performance and the resulting Amended and Restated Executive Bonus Plan payouts.

Payout Funding
Threshold Performance Achieved ✓
In 2017, the minimum threshold goal was achieved. Adjusted OIBDA achievement for cash bonus plan purposes was $441.1 million, which was (a) greater than 50% of target Adjusted OIBDA ($240 million) and (b) $57.1 million above the threshold requirement of $384 million. AFFO achievement for cash bonus plan purposes was $274.2 million, which was $26.2 million above the threshold requirement of $248 million.

Financial Performance
As noted previously, 67% of the NEOs’ annual cash bonus payout is based on the weighted average achievement of target Adjusted OIBDA and target AFFO, 75% and 25% respectively, under the Committee’s use of negative discretion. The table below depicts the (1) threshold, target and maximum performance amounts used to guide negative discretion, (2) actual performance achievement for 2017 for these underlying metrics and (3) the resulting weighted average performance achievement for 2017 for financial performance.

2017 Performance Goal	Weighting	Actual	Threshold	Target	Maximum	Achievement
Adjusted OIBDA*	75%	$441.1	$384.0	$480.0	$528.0	91.9% x 75% = 68.9%
AFFO*	25%	$274.2	$248.0	$310.0	$341.0	88.5% x 25% = 22.1%
2017 Weighted Average Financial Achievement						91% of target
2017 Final Funding						78% of target

* Dollars in millions. For purposes of calculating Adjusted OIBDA and AFFO actual, threshold, target and maximum performance amounts, the Adjusted OIBDA and AFFO metrics, which are defined and described in the section entitled “—Compensation Discussion and Analysis—Executive Summary—2017 Company Performance Highlights,” were further adjusted to exclude certain acquisitions.

For 2017, the financial weighted average achievement of target Adjusted OIBDA and target AFFO was 91%, which resulted in funding a bonus pool for our NEO’s. The Committee then applied the weighted average achievement of both metrics against a pre-defined bonus payout scale approved by the Committee in early 2017. Our pre-defined bonus payout scale applies an increased payout of 25% for every 2.5% weighted average achievement above target, and a decreased payout of 12.5% for every 5% weighted average achievement below target. If the performance achievement results in a percentage between two performance levels on the scale, the bonus payout is interpolated. Since the financial weighted average achievement for 2017 was at 91%, applying interpolation, the bonus payout was funded at 78%.

Actual Performance Results
In early 2018, Mr. Male reviewed and assessed the performance of each other NEO relative to the Company performance objectives outlined below, which were established in early 2017. Mr. Male then discussed his assessment of each NEO’s performance with the Committee. The Committee also formally assessed Mr. Male’s performance against his pre-established individual objectives as part of this process. The Committee then met in executive session to consider Mr. Male’s recommendations and to make final payout determinations. The NEO and Company performance objectives in 2017 were as follows:

✓	Secure a long-term renewal of our transit advertising and communications concessions agreement for subway, commuter rail and buses with the MTA
✓	Strategic acquisitions in the United States and Canada
✓	Static billboard to digital conversions and deployment of new digital displays
✓	Technology enhancements of our business, assets and products
✓	Implementation of initiatives to address cost savings and revenue enhancements
✓	Renew key executive employment agreements and formulate plan for CEO and executive officer succession

After reviewing Mr. Male’s recommendations, the Committee, using negative discretion, determined that for the 33% individual performance component of each NEO’s annual bonus, the funding would be set at the same funding level as the 91% financial performance component because the Committee believes that the NEOs equally collaborate on the Company’s performance objectives, and their respective individual performances are tied to the Company’s financial performance.

2017 Final Payouts
	Target Bonus Opportunity		Actual Bonus Paid
NEO	As a % of Base Salary	($)	As a % of Target Bonus Opportunity	($)
Jeremy J. Male	100%	1,350,000	78%	1,053,000
Donald R. Shassian*	85%	552,500	78%	430,950
Andrew Sriubas*	85%	472,719	78%	368,721
Clive Punter*	75%	425,014	78%	331,511
Richard H. Sauer*	65%	361,829	78%	282,226

* In 2017, the Committee, pursuant to the negotiation of new employment agreements with the Company’s NEOs, increased Mr. Sauer’s annual target bonus opportunity from 60% to 65%, and increased each of Messrs. Shassian and Sriubas’s respective annual target bonus opportunities from 75% to 85% of their respective salaries. In addition, the payment of each of Messrs. Punter, Sauer, and Sriubas’s target bonus was pro-rated for 2017 in two parts, with the first part of the pro-rated portion based on each of his respective annual salaries and target bonus percentages in effect from January 1, 2017 until the effective date of each of his respective new employment agreements (October 6, 2017, March 1, 2017 and July 28, 2017, respectively), and the remaining pro-rated portion based on each of his respective annual salaries and target bonus percentages as of the effective date of each of his respective new employment agreements. See “—Employment Agreements.”

Performance-Based Compensation—Long-Term Equity Incentive Compensation

The Company provides long-term equity incentive compensation to the NEOs that is intended to:

✓	Balance stockholder alignment, line-of-sight to critical financial metrics and long-term retention

✓	Reflect typical market practice of our peer group

✓	Align with our stated pay-for-performance compensation philosophy

The Company’s long-term equity incentive compensation is comprised of two separate components:

Type of Long-Term Equity Incentive Compensation	Weighting	Overview	Rationale
PRSUs	60%	✓ Earned based on one-year Adjusted OIBDA and AFFO performance weighted 75% and 25%, respectively	✓ Based on financial metrics that are (1) directly linked to stock price growth, (2) market-competitive, and (3) understood by management
		✓ Any earned PRSUs are also subject to ratable vesting over a three-year period following the year of grant	✓ Provides alignment with stockholders
			✓ Fosters retention
TRSUs	40%	✓ Vests ratably over a three-year period following the year of grant	✓ Provides alignment with stockholders
			✓ Fosters retention

Similar to 2016, on February 16, 2017, the Company made a grant of PRSUs to its NEOs. The PRSUs are subject to pre-established levels of AFFO and Adjusted OBIDA that were approved by the Committee. The PRSUs are fully at risk, in that they are not eligible to vest unless the target Adjusted OIBDA for 2017 exceeds 50%. The number of PRSUs to be awarded is then determined based on the Company achieving an 80% or greater weighted average achievement of a combination of target Adjusted OIBDA (weighing 75%), and target AFFO (weighing 25%). The table below illustrates the performance and payout schedule applicable to the 2017 grant of PRSUs. The Company applies a straight-line interpolation methodology for performance between 80% and 110% of target.

Performance and Payout Schedule	Level of Performance (Relative to Target Performance)	Level of Payout (Relative to Target # of PRSUs Granted)
Below Threshold	<80%	0%
Threshold	80%	60%
Target	100%	100%
Maximum	≥110%	120%

The Committee considered a number of factors when establishing each NEO’s 2017 total grant value:

✓	Recommendations from the Chief Executive Officer (excluding for his own role) based on the Company performance objectives described above

✓	Market data and consultation provided by ClearBridge

✓	Existing contractual obligations through employment agreements

✓	Potential levels of dilution

✓	Internal equity amongst the NEO group

✓	The desire to place more emphasis on long-term incentives from a pay mix perspective

The table below provides the total 2017 grant-date value and the number of target PRSUs and TRSUs that were granted to each NEO.

	Total 2017	Number of Units Granted in 2017
NEO	Grant Value	Target PRSUs	TRSUs
Jeremy J. Male	$3,000,000	66,176	44,117
Donald R. Shassian*	$2,300,000	50,735	33,823
Andrew R. Sriubas**	$1,400,000	16,544	37,581
Clive Punter	$750,000	16,544	11,029
Richard H. Sauer	$600,000	13,235	8,823

*
Effective January 1, 2017, the Committee, pursuant to Mr. Shassian’s new employment agreement, increased the target value of Mr. Shassian’s long-term equity incentive compensation from $1,700,000 to $2,300,000 based on a competitive market review.

**
In 2017, the Committee, pursuant to Mr. Sriubas’s new employment agreement, awarded a grant of time-based restricted share units to Mr. Sriubas, with a value of $650,000, in connection with the renewal of the Company’s advertising agreement with the New York MTA. See “—Employment Agreements,” and “—2017 Summary Compensation Table.”

In February 2018, the Committee determined the requisite threshold level of AFFO and Adjusted OIBDA performance was attained (as described above for the Amended and Restated Executive Bonus Plan for 2017) and, accordingly, the number of PRSUs actually earned based on our performance relative to the performance goals established by the Committee for the 2017 calendar year. The number of shares earned upon vesting of the PRSUs is determined in accordance with the performance and payout schedule described in the table above.

For achievement at intermediate points between 80% and 100% and between 100% and 110%, the number of shares to be delivered is interpolated. For 2017, we achieved 91% of the weighted average achievement of a combination of target Adjusted OIBDA and target AFFO, which resulted in final PRSUs eligible to vest in 2017 at 82% of target PRSUs. This outcome reflects the interpolated result from applying the weighted average achievement of both metrics against our pre-defined equity payout scales. The table below sets forth the number of PRSUs earned in 2017 and eligible to vest in accordance with the time-based vesting schedule described below.

NEO	Target Number of PRSUs in 2017	Actual Number of PRSUs Earned Based on 2017 Performance
Jeremy J. Male	66,176	54,264
Donald R. Shassian	50,735	41,603
Andrew R. Sriubas	16,544	13,566
Clive Punter	16,544	13,566
Richard H. Sauer	13,235	10,853

The TRSUs and the earned PRSUs generally vest in equal installments on each of February 16, 2018, 2019, and 2020 subject to each NEO’s respective continued employment through the applicable vesting date and the terms of his employment agreement and/or equity award. If we pay regular cash dividends with respect to our common stock, the holders of TRSUs and PRSUs will be eligible for dividend equivalent payments in shares of our common stock when and to the extent that the related TRSUs or PRSUs vest and are settled.

Retirement and Deferred Compensation Plans

The Company maintains a broad-based tax-qualified defined contribution plan (the “401(k) Plan”) and a nonqualified deferred compensation plan (the “Excess 401(k) Plan”), effective as of January 1, 2014. During 2017, we provided participating NEOs with matching contributions in the 401(k) Plan and the Excess 401(k) Plan as we believe this benefit is reasonable and market-competitive.

Information regarding the participation by our NEOs in the Excess 401(k) Plan is set forth in the 2017 Nonqualified Deferred Compensation table and the narratives following this table. The Excess 401(k) Plan provides our senior executives with the opportunity to save for retirement beyond the qualified plan limitations.

Other Compensation (Other Personal Benefits)

Pursuant to Mr. Punter’s previous employment agreement which expired on October 5, 2017, Mr. Punter was eligible to receive certain contractual travel benefits, including up to $40,000 for travel expenses to and from the United Kingdom to visit family until October 5, 2017. To the extent any of the payments made to Mr. Punter were taxable, the Company was required to make an additional payment to him in an amount that, after payment of all taxes payable by him with respect to the additional payment, would equal the amount of all taxes payable by him with respect to the related reimbursement. Mr. Punter no longer receives this benefit under his new employment agreement. Other than as described above, our NEOs do not receive any other perquisites or personal benefits. See sections entitled “—Employment Agreements” and “—2017 Summary Compensation Table.”

Stock Ownership Guidelines

To better align the interests of our executive team with those of our stockholders, we have adopted stock ownership guidelines for our executive officers. Ownership in the Company is evidence of the confidence our executives have in the Company’s long-term performance.

✓	Chief Executive Officer: 5x base salary

✓	Chief Financial Officer: 3x base salary

✓	Other executive officers: 2x base salary

Shares considered “owned” for purposes of complying with the stock ownership guidelines are:

✓	Shares of stock owned individually or jointly, or in trusts owned by the executive

✓	TRSUs

✓	PRSUs once performance level and number of PRSUs earned have been determined

Each executive officer has five years from the time he becomes subject to the ownership guidelines to meet the guideline. Once the executive’s qualified holdings reach the guideline, the executive will be deemed to have met the guideline going forward. The executive will need to maintain a level of ownership in either the number of shares held when the guideline was met (to mitigate the need to increase the number of shares owned when there is a reduction in the share price) or the current dollar guideline (to have the ability to reduce the number of shares when the share price increases). Management will present a progress report annually to the Committee regarding ownership levels.

As of December 31, 2017, Messrs. Male, Punter, Sauer, Shassian and Sriubas had met their respective ownership guidelines.

Clawback Policy

In 2017, the Board voluntarily adopted a recoupment or “clawback” policy. In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws to correct a material error, and the Board determines that an officer (as defined under SEC Rule 16a-1(f)) has willfully committed an act of fraud or dishonesty in the performance of his or her duties that contributed to the material noncompliance that resulted in the Company’s obligation to prepare the accounting restatement, then the Board will direct the Company to recoup from the culpable officer all excess incentive compensation received during the reporting period or periods impacted by the accounting restatement.

Compensation Deductibility Policy

Section 162(m) of the Code generally limits to $1 million the federal tax deductibility of compensation paid in one year to certain of our executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that satisfied the Code’s requirements for “performance-based compensation” was not subject to this deduction limitation. This performance-based exception has now been repealed, effective for taxable years beginning after December 31, 2017, except for certain compensation arrangements in place as of November 2, 2017 for which transition relief is available. Our Committee considers deductibility as just one factor in determining the form and terms of compensation we provide. In certain circumstances, the Committee may have granted compensation that will not qualify as “performance-based” for purposes of Section 162(m) as in effect prior to 2018, including when, in the Committee’s judgment, certain compensation was needed to achieve the Committee’s overall compensation objectives.

We continue to evaluate the impact of the recent revisions to Section 162(m), but regardless of that impact we reserve the right to provide compensation that may not be deductible for federal income tax purposes. Moreover, even if the Committee intended to grant compensation that might qualify as “performance-based” for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Compensation Risk Assessment

In 2017, as part of the Company’s enterprise risk management process, our Chief Financial Officer, Chief Human Resources Officer, General Counsel, Vice President, Internal Audit, Controller, Corporate Secretary and Director of Compensation evaluated our compensation programs for potential areas of risk. During this initial risk assessment, we reviewed our compensation and benefit programs to identify potential risks and risk mitigation factors. On the basis of this initial assessment, management concluded that the Company’s compensation programs are structured in a way that does not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee reviewed the results of this assessment at the end of 2017 and agreed with management’s conclusion.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent OUTFRONT Media Inc., a Maryland corporation (the “Company”), specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders (the “Proxy Statement”). Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in the Proxy Statement and incorporated by reference from the Proxy Statement into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission on February 28, 2018.

Members of the Compensation Committee

Peter Mathes, Chair
Nicolas Brien
Angela Courtin

2017 Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of the NEOs for services rendered to us for the years ended December 31, 2017, 2016 and 2015, as applicable.

Name and Principal Position(a)	Year (b)	Salary ($)(c)(1)	Bonus ($)(d)	Stock Awards ($)(e)(2)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(g)(1)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)(4)	Total ($)(j)
Jeremy J. Male	2017	1,349,999	—	2,999,970	—	1,053,000	—	1,260	5,404,229
Chairman and Chief Executive Officer	2016	1,349,999	—	2,999,987	—	1,228,500	—	1,260	5,579,746
	2015	1,349,999	—	3,766,246	—	1,201,500	—	428,044	6,745,789
Donald R. Shassian	2017	650,000	—	2,299,978	—	430,950	—	10,269	3,391,197
Executive Vice President, Chief Financial Officer	2016	650,000	—	1,699,969	—	443,625	—	10,094	2,803,688
	2015	650,000	—	2,014,480	—	433,875	—	6,382	3,104,737
Andrew Sriubas	2017	590,769	—	1,399,979	—	368,721	—	10,143	2,369,612
Chief Commercial Officer(5)	2016	550,000	—	749,983	—	375,375	—	9,969	1,685,327
	2015	550,000	—	763,230	—	367,125	—	9,555	1,689,911
Clive Punter	2017	565,077	—	749,986	—	331,511	—	73,999	1,720,573
Executive Vice President, Chief Revenue Officer	2016	550,000	—	749,983	—	375,375	—	80,970	1,756,328
	2015	550,000	—	763,230	—	367,125	—	180,467	1,860,823
Richard H. Sauer	2017	561,442	—	599,978	—	282,226	—	10,080	1,453,726
Executive Vice President, General Counsel	2016	493,365	—	599,975	—	273,000	—	9,855	1,376,195
	2015	470,673	—	581,804	—	211,375	—	9,754	1,273,606

(1)	Salary and Non-Equity Incentive Plan Compensation for 2017 include amounts deferred under qualified and nonqualified arrangements.

(2)
For stock awards made in 2017, these amounts reflect the aggregate grant date fair values of grants under the Amended and Restated Omnibus SIP, determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. For the PRSUs granted in 2017 to Messrs. Male, Shassian, Sriubas, Punter and Sauer (representing $1,799,987, $1,379,992, $449,997, $449,997 and $359,992, respectively, of the aggregate grant date values included in column (e)), the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $2,159,985, $1,655,990, $539,996, $539,996 and $431,990, respectively. The assumptions upon which these amounts are based are set forth in note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(3)
Amounts represent the annual bonus earned for 2017 under the Amended and Restated Executive Bonus Plan. See “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation—Performance-based Compensation—Executive Cash Bonus Plan.”

(4)	The following table and footnotes describe each component of the “All Other Compensation” column for 2017:

Named Executive Officer	Company Contribution to 401(k) Plan ($)	Company Contribution to 401(k) Excess Plan/Deferred Compensation Arrangement ($)	Company-Paid Life Insurance ($)	Housing, Relocation and Travel Reimbursement ($)(a)	Tax Reimbursement ($)(b)	Severance Payments/Benefits ($)	Total ($)
Jeremy J. Male	—	—	1,260	—	—	—	1,260
Donald R. Shassian	9,450	—	819	—	—	—	10,269
Andrew Sriubas	9,450	—	693	—	—	—	10,143
Clive Punter	9,450	16,816	693	20,782	26,258	—	73,999
Richard H. Sauer	9,450	—	630	—	—	—	10,080

(a)	For Mr. Punter, the amount shown reflects a travel allowance pursuant to his previous employment agreement.

(b)	For Mr. Punter, the amount shown reflects tax reimbursement associated with the travel allowance pursuant to his previous employment agreement.

(5)	Effective July 28, 2017, Mr. Sriubas was appointed to the role of Chief Commercial Officer.

2017 Grants of Plan-Based Awards

The following table sets forth information concerning grants of non-equity and equity incentive awards to the NEOs under the Company’s Amended and Restated Executive Bonus Plan and the Amended and Restated Omnibus SIP for the year ended December 31, 2017.

		Committee Action Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards:Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)
Jeremy J. Male	2/16/2017	2/16/2017	—	—	—	—	—	—	44,117(5)	—	—	1,199,982
	2/16/2017	2/16/2017	—	—	—	39,706	66,176	79,411	—	—	—	1,799,987
	—	—	675,000	1,350,000	2,700,000	—	—	—	—	—	—	—
Donald R. Shassian	2/16/2017	2/16/2017	—	—	—	—	—	—	33,823(5)	—	—	919,986
	2/16/2017	2/16/2017	—	—	—	30,441	50,735	60,882	—	—	—	1,379,992
	—	—	276,250	552,500	1,105,000	—	—	—	—	—	—	—
Andrew R. Sriubas	2/16/2017	2/16/2017	—	—	—	—	—	—	11,029(5)	—	—	299,989
	2/16/2017	2/16/2017	—	—	—	9,926	16,544	19,853	—	—	—	449,997
	11/9/2017	10/25/2017	—	—	—	—	—	—	26,552(5)	—	—	649,993
	—	—	236,360	472,719	945,438	—	—	—	—	—	—	—
Clive Punter	2/16/2017	2/16/2017	—	—	—	—	—	—	11,029(5)	—	—	299,989
	2/16/2017	2/16/2017	—	—	—	9,926	16,544	19,853	—	—	—	449,997
	—	—	212,507	425,014	850,028	—	—	—	—	—	—	—
Richard H. Sauer	2/16/2017	2/16/2017	—	—	—	—	—	—	8,823(5)	—	—	239,986
	2/16/2017	2/16/2017	—	—	—	7,941	13,235	15,882	—	—	—	359,992
	—	—	180,915	361,829	723,658	—	—	—	—	—	—	—

(1)
The “Committee Action Date” refers to the date on which the Committee approved the equity grant. See “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation—Performance-Based Compensation—Long-Term Equity Incentive Compensation.”

(2)
Amounts shown in these columns represent the annual bonus opportunity under the Amended and Restated Executive Bonus Plan for 2017 for each participating NEO. Each of Messrs. Sriubas, Punter, and Sauer’s target bonus was pro-rated for 2017 in two parts, with the first part of the pro-rated portion based on each of his respective annual salaries and target bonus percentages in effect from January 1, 2017 until the effective date of each of his respective new employment agreements (July 28, 2017, October 6, 2017, and March 1, 2017, respectively), and the remaining pro-rated portion based on each of his respective annual salaries and target bonus percentages as of the effective date of each of his respective new employment agreements. See “—Employment Agreements.” In order for bonuses to be funded under the Amended and Restated Executive Bonus Plan for 2017, the Company is required to achieve at least 50% of the 2017 target Adjusted OIBDA (“minimum threshold funding goal”). If the minimum threshold funding goal was achieved, awards under the Amended and Restated Executive Bonus Plan would fund at the lesser of eight times each participating NEO’s base salary and $15 million (the “Award Limitation”). The Committee then exercises its negative discretion to determine actual bonus funding using the following percentages, 67% of the bonus funding is based on the Company’s financial performance and 33% of the bonus funding is subject to the Committee’s discretion and based on individual performance of the NEOs. In order to determine the financial performance portion of the bonus funding, the Committee calculates 80% of the weighted average achievement of a combination of the percentage of target Adjusted OIBDA achieved against the 2017 target Adjusted OIBDA and the percentage of target AFFO actually achieved against the 2017 target AFFO, with such weighted average achievement calculated by allocating a 75% weighting to the target Adjusted OIBDA and a 25% weighting to target AFFO. The amounts shown in the “Threshold” column represent the amount that the NEO could earn based on (a) achievement of 80% of the weighted average target Adjusted OIBDA and target AFFO metric for 2017, weighted 67% and (b) achievement of the individual performance component at 50%, weighted 33%. The amounts shown in the “Target” column represent the amount that the NEO could earn based on (a) achievement of 100% of the weighted average target Adjusted OIBDA and target AFFO metric for 2017, weighted 67% and (b) achievement of the individual performance component at 100%, weighted 33%. The amounts shown in the “Maximum” column represents the amount that the NEO could earn based on (a) achievement of 110% of the weighted average target Adjusted OIBDA and target AFFO for 2017, weighted 67% and (b) achievement of the individual performance component at 200%, weighted 33%, subject to the Award Limitation. The actual award is funded by applying the weighted average achievement of both metrics against our pre-defined bonus payout scale which applies an increased payout of 25% for every 2.5% weighted average achievement above target and a decreased payout of 12.5% for every 5% weighted average achievement below target. The actual bonus earned for 2017 was determined by the Committee in early 2018, as described above under “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation—Performance-Based Compensation—Executive Cash Bonus Plan,” and is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table for all NEOs.

(3)
Amounts shown in these columns represent the PRSU portion of the 2017 long-term incentive award granted to each participating NEO under the Amended and Restated Omnibus SIP. For 2017, no PRSUs become eligible to vest unless the target Adjusted OIBDA ($480 million) for 2017 exceeds 50%. The number of PRSUs to be awarded is then determined based on the Company achieving target Adjusted OIBDA (weighted 75%) and target AFFO (weighted 25%) of at least 80% (the “2017 Performance Goal”). The Company applies a straight-line interpolation methodology for performance between 80% and 110% of target. The amounts shown in the “Threshold” column represent the number of PRSUs (in other words, 60% of the target award) that would become eligible to vest at 80% achievement of the 2017 Performance Goal. The amounts shown in the “Target” column represent the number of PRSUs (in other words 100% of the target award) that would become eligible to vest at 100% achievement of the 2017 Performance Goal. The amounts shown in the “Maximum” column represent the number of PRSUs (in other words, 120% of the target award) that would become eligible to vest at achievement equal to or greater than 110% of the 2017 Performance Goal. To the extent earned, the PRSUs generally vest in equal installments on each of February 16, 2018, 2019 and 2020, subject to the NEO’s continued service on each applicable vesting date and the terms of his employment agreement and/or equity awards. See “-Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.” The actual number of PRSUs earned and eligible to vest for 2017 was determined by the Committee in early

2018, as described under “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation—Performance-Based Compensation—Long-Term Equity Incentive Compensation.”

(4)
Amounts reflect the fair value on the date of grant, and, for awards subject to performance-based vesting conditions, based on the probable outcome of the performance conditions as of the grant date of the awards reported in the table, in all cases, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation.

(5)
Represents the TRSU portion of the 2017 long-term equity incentive award granted to each participating NEO under the Amended and Restated Omnibus SIP, described under “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation—Performance-Based Compensation—Long-Term Equity Incentive Compensation.” The TRSUs were granted under the Amended and Restated Omnibus SIP and generally vest in equal installments on each of February 16, 2018, 2019 and 2020, and with respect to Mr. Sriubas’s one-time equity grant on November 9, 2017, such one-time equity vests in equal installments on each of November 9, 2018, 2019 and 2020, subject to the NEOs continued service on each applicable vesting date and the terms of his employment agreement and/or equity award. See “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Description of Plan-Based Awards

Non-equity incentive awards and equity awards reported in the 2017 Grants of Plan-Based Awards table were granted to the applicable NEOs under the Amended and Restated Executive Bonus Plan and the Amended and Restated Omnibus SIP, respectively.

Annual Bonuses under the Amended and Restated Executive Bonus Plan

Please refer to the section entitled “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation—Performance-Based Compensation—Executive Cash Bonus Plan” above for a description of the 2017 annual cash bonus award opportunities.

PRSU and TRSU Awards

The number of PRSUs and TRSUs awarded to each NEO was determined by dividing the target value to be delivered to each NEO by the closing price of a share of our common stock on the NYSE on February 16, 2017, the date of grant. As described above, the number of PRSUs actually earned by an NEO is determined based on the achievement of the applicable performance goal for 2017; any earned PRSUs generally vest in substantially equal installments on each of February 16, 2018, 2019 and 2020. The TRSUs generally vest in substantially equal installments on each of February 16, 2018, 2019 and 2020.

Employment Agreements

As described above, all of the NEOs entered into, or had new employment arrangements go into effect during 2017 that set forth the terms and conditions of their employment with us. For the vesting terms of long-term equity incentive awards granted to the NEOs during 2017, see “—2017 Grants of Plan-Based Awards.” For a description of the payments and benefits that would be provided to the NEOs in connection with a termination of their employment, see “—Potential Payments upon Termination or Change in Control.”

Jeremy J. Male

Effective September 18, 2013, we entered into an employment agreement with Mr. Male (the “2013 employment agreement”) that provided for his employment as our Chief Executive Officer through September 17, 2016. In 2015, we exercised our option to extend Mr. Male’s term for a one-year period ending September 17, 2017, pursuant to the terms of his employment agreement. The 2013 employment agreement provided for an annual base salary of $1.35 million, and an annual target bonus opportunity equal to 85% of his annual salary (with a maximum bonus opportunity equal to 200% of his annual salary), which compensation was subject to review and increase at the discretion of the Committee. In 2015, the Committee, in its discretion, increased Mr. Male’s annual target bonus opportunity to 100% of his annual salary. Effective September 18, 2017, we entered into a new employment agreement with Mr. Male that provides for his continued employment as our Chief Executive Officer through September 17, 2020, with automatic one-year extensions if the employment agreement is not otherwise terminated by the Company or Mr. Male (the “2017 employment agreement”). The 2017 employment agreement provides for an annual base salary of $1.35 million, and an annual target bonus opportunity equal to 100% of his annual salary (with a maximum bonus opportunity equal to 200% of his annual salary), which compensation is subject to review and increase at the discretion of the Committee.

Under the terms of the 2013 employment agreement, Mr. Male became eligible to receive annual grants of long-term equity incentive compensation, as determined by the Committee, based on a target value of $2 million. In 2015, the Committee approved an increase of Mr. Male’s target long-term equity incentive value to $3 million based on a competitive market review. In 2016, the Committee re-approved Mr. Male’s target long-term equity incentive value of $3 million. In connection with the IPO, Mr. Male was afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $4 million. For each share of our common stock purchased, Mr. Male received 0.625 RSUs payable in shares of our common stock under the Amended and Restated Omnibus SIP. Under the terms of the 2017 employment agreement, commencing in 2018, Mr. Male will be eligible to receive annual grants of long-term equity incentive compensation based on a target value of $3.5 million.

Mr. Male is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Mr. Male’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Donald R. Shassian

Effective January 1, 2017, we entered into an employment agreement with Mr. Shassian that provides for his continued employment as our Executive Vice President, Chief Financial Officer from January 1, 2017 through December 31, 2019 with automatic one-year extensions if the employment agreement is not otherwise terminated by the Company or Mr. Shassian. The employment agreement provides for an annual base salary of $650,000, and an annual target bonus opportunity equal to 85% of his annual salary, which compensation is subject to review and increase at the discretion of the Committee.

Under the terms of his employment agreement, Mr. Shassian is eligible to receive annual grants of long-term equity incentive compensation, as determined by the Committee based on a target value of $2.3 million. Under the terms of Mr. Shassian’s previous employment agreement with the Company, Mr. Shassian received a grant of long-term equity incentive compensation of $1.35 million, which was increased in 2015 by the Committee, to $1.7 million based on a competitive market review. In 2016, the Committee re-approved Mr. Shassian’s long term equity incentive compensation at $1.7 million. In connection with the IPO, Mr. Shassian was afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $2 million. For each two shares of our common stock purchased, Mr. Shassian received one RSU payable in shares of our common stock under the Amended and Restated Omnibus SIP.

Mr. Shassian also is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Mr. Shassian’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

On March 19, 2018, Mr. Shassian announced his decision to retire from the Company in mid-2018. We have initiated a search to fill Mr. Shassian’s position, and Mr. Shassian will assist with the selection process and the transition to his successor.

Andrew R. Sriubas

Effective July 28, 2014, we entered into an employment agreement with Mr. Sriubas that provided for his employment as our Executive Vice President, Strategic Planning & Development through July 27, 2017. The employment agreement provided for an annual base salary of $550,000, and an annual target bonus opportunity equal to 75% of his annual salary, which compensation was subject to review and increase at the discretion of the Committee. Effective July 28, 2017, we entered into a new employment agreement with Mr. Sriubas that provides for his service as the Company’s Chief Commercial Officer through July 27, 2020 with automatic one-year was extension if the employment agreement is not otherwise terminated by the Company or Mr. Sriubas. The employment agreement provided for an annual salary of $650,000, and an annual target bonus opportunity equal to 85% of his annual base salary (with a maximum bonus opportunity of 200% of his annual salary if the applicable performance goals are exceeded) which compensation is subject to review and increase at the discretion of the Committee. The employment agreement also provides that Mr. Sriubas’s 2017 annual target bonus be calculated on a pro-rata basis using his applicable annual base salary and annual target bonus percentage before and after July 28, 2017.

Under the terms of Mr. Sriubas’s previous employment agreement with the Company, Mr. Sriubas received annual grants of long-term equity compensation as determined by the Committee, based on a target value of $750,000. Under the terms of his new employment agreement, commencing in 2018, Mr. Sriubas is eligible to receive, annual grants of long-term equity compensation based on a target value of $2,000,000, as well as an additional equity award if the Company renewed its contract with the MTA in an amount and on the terms and conditions to be determined by the Board and the Chief Executive Officer in their sole discretion. In connection with the Company renewing its contract with the MTA, Mr. Sriubas received a one-time TRSU award in the amount of $650,000 in November 2017.

Mr. Sriubas is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Mr. Sriubas’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Clive Punter

Effective as of October 6, 2014, we entered into an employment agreement with Mr. Punter that provided for his employment as our Executive Vice President, Chief Revenue Officer through October 5, 2017. The employment agreement provided for an annual base salary of $550,000 and an annual target bonus opportunity equal to 75% of his annual salary which compensation was subject to review and increase at the discretion of the Committee. Effective as of October 6, 2017, we entered into a new employment agreement with Mr. Punter that provides for his continued employment as our Executive Vice President, Chief Revenue Officer until his employment is terminated by the Company or Mr. Punter. The employment agreement provides for an annual base salary of $620,000, and an annual target bonus opportunity equal to 75% of his annual salary, which compensation is subject to review and increase at the discretion of the Committee.

Under the terms of Mr. Punter’s previous employment agreement with the Company, Mr. Punter received annual grants of long term equity incentive compensation, as determined by the Committee, based on a target value of $750,000. Under the terms of his new employment agreement, commencing in 2018, Mr. Punter is eligible to receive annual grants of long-term incentive equity compensation based on a target value of $825,000, which is subject to review and a performance increase by $175,000 at the discretion of the Committee commencing in 2019. The terms and conditions of Mr. Punter’s previously granted long-term equity incentive compensation, as approved by the Committee, include a provision that the equity awards will continue to vest beyond termination of employment if Mr. Punter voluntarily resigns on or after the second vesting date but prior to the third vesting date of equity awards with three year time vesting, and on or after the third vesting date but prior to the fourth vesting date of equity awards with four year time vesting. The terms and conditions of any long term equity compensation granted to Mr. Punter after October 6, 2017 do not contain this provision. See “—Potential Payments Upon Termination or Change in Control.”

Mr. Punter is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives. In addition, the Company paid up to $40,000 for Mr. Punter’s travel to the United Kingdom to visit his family during 2017 pursuant to the terms of his previous employment agreement. The Company also reimbursed Mr. Punter for any taxes associated with such benefits. Mr. Punter’s new employment agreement does not provide these benefits.

Mr. Punter’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Richard H. Sauer

Effective February 17, 2014, we entered into an employment agreement with Mr. Sauer that provided for his employment as our Executive Vice President, General Counsel and Corporate Secretary through February 25, 2015, with an option for us to extend the agreement for an additional two-year period, which we exercised. The employment agreement provided for an annual base salary of $450,000 for the first year of the term and $475,000 for each of the second and third years of the term, and an annual target bonus opportunity equal to 50% of his annual salary, which compensation was subject to review and increase at the discretion of the Committee. In 2016, the Committee approved an increase of Mr. Sauer’s annual base salary to $500,000 and Mr. Sauer’s annual target bonus opportunity to 60% of his annual salary, based on a competitive market review. Effective March 1, 2017, we entered into a new employment agreement with Mr. Sauer that provides for his service as our Executive Vice President, General Counsel until his employment is terminated by the Company or Mr. Sauer. The employment agreement provides for an annual base salary of $575,000, and an annual target bonus opportunity equal to 65% of his annual salary, which compensation is subject to review and increase at the discretion of the Committee.

Under the terms of Mr. Sauer’s previous employment agreement with the Company, Mr. Sauer received annual grants of long-term equity incentive compensation, as determined by the Committee, based on a target value of $275,000 for the first year of the term, and $350,000 for each of the second and third years of the term. In 2015, the Committee approved an increase of Mr. Sauer’s long-term equity incentive compensation based on a target value of $600,000. Under the terms of his new employment agreement, Mr. Sauer is eligible to receive annual grants of long-term incentive compensation based on a target value of $600,000.

Mr. Sauer also is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to other senior executives.

Mr. Sauer’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

2017 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards held by the NEOs as of December 31, 2017, including stock option grants that were granted by CBS Corporation (“CBS”) prior to the IPO and our separation from CBS and that were converted into options with respect to our common stock in connection with the IPO and our separation from CBS, PRSUs and TRSUs granted in 2014, 2015, 2016 and 2017, and awards related to an anti-dilution adjustment occurring on December 31, 2014 in connection with our earnings and profit purging distribution. The market values in this table were calculated using the closing price of a share of our common stock on the NYSE on December 29, 2017, the last trading day of 2017, which was $23.20.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeremy J. Male	9/18/2013	103,413	—	26.39	9/8/2021	—	—	—	—
	3/31/2014	—	—	—	—	18,370	426,184	—	—
	4/9/2014	—	—	—	—	17,778	412,450	—	—
	2/19/2015	—	—	—	—	39,822	923,870	—	—
	2/18/2016	—	—	—	—	100,790	2,338,328	—	—
	2/16/2017	—	—	—	—	98,381	2,282,439	—	—
Donald R. Shassian	3/31/2014	—	—	—	—	12,400	287,680	—	—
	4/9/2014	—	—	—	—	10,159	235,689	—	—
	2/19/2015	—	—	—	—	21,304	494,253	—	—
	2/18/2016	—	—	—	—	57,115	1,325,068	—	—
	2/16/2017	—	—	—	—	75,426	1,749,883	—	—
Andrew R. Sriubas	8/12014	—	—	—	—	5,788	134,282	—	—
	2/19/2015	—	—	—	—	8,077	187,386	—	—
	2/18/2016	—	—	—	—	25,198	584,594	—	—
	2/16/2017	—	—	—	—	24,595	570,604	—	—
	11/9/2017	—	—	—	—	26,552	616,006	—	—
Clive Punter	11/3/2014	—	—	—	—	6,161	142,935	—	—
	2/19/2015	—	—	—	—	8,077	187,386	—	—
	2/18/2016	—	—	—	—	25,198	584,594	—	—
	2/16/2017	—	—	—	—	24,595	570,604	—	—
Richard H. Sauer	3/31/2014	—	—	—	—	2,527	58,626	—	—
	2/19/2015	—	—	—	—	6,159	142,889	—	—
	2/18/2016	—	—	—	—	20,159	467,689	—	—
	2/16/2017	—	—	—	—	19,676	456,483	—	—

(1)	This option grant is fully vested.

(2)
Set forth below is a schedule of the vesting related to each grant date for the equity awards identified in this column in the above table. The number of units in this table (subject to time-based vesting after December 31, 2017) reflects actual achievement of the applicable performance metrics for PRSUs for 2014, 2015, 2016, and 2017. The material terms governing such awards are described above under “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation—Performance-Based Compensation Long-Term Equity Incentive Compensation.” All awards listed below are subject to the NEO’s continued service on each applicable vesting date and the terms of his employment agreement and/or equity award, except that if Mr. Punter voluntarily resigns on or after the second vesting date but prior to the third vesting date of the February 19, 2015, February 18, 2016 and February 16, 2017 equity awards, and on or after the third vesting date but prior to the fourth vesting date of the November 3, 2014 equity award, such equity awards will continue to vest. See “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Grant Date	Stock Awards Vesting Schedule
3/31/2014	Vests in four equal installments beginning on March 28, 2015
4/9/2014	Vests in four equal installments beginning on March 28, 2015
8/1/2014	Vests in four equal installments beginning on August 1, 2015
11/3/2014	Vests in four equal installments beginning on November 3, 2015
2/19/2015	Vests in three equal installments beginning on February 19, 2016
2/18/2016	Vests in three equal installments beginning on February 18, 2017
2/16/2017	Vests in three equal installments beginning on February 16, 2018
11/9/2017	Vests in three equal installments beginning on November 9, 2018

2017 Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of stock awards with respect to the NEOs for the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeremy J. Male	—	—	141,244	3,710,653
Donald R. Shassian	—	—	78,106	2,074,762
Andrew R. Sriubas	—	—	26,461	690,221
Clive Punter	—	—	26,836	702,603
Richard H. Sauer	—	—	20,516	552,820

2017 Pension Benefits

The Company does not provide any qualified or nonqualified defined benefit pension plan participation to its NEOs.

2017 Nonqualified Deferred Compensation

Except as described below, none of our NEOs participated in a nonqualified deferred compensation arrangement in 2017. The following table sets forth information concerning nonqualified deferred compensation with respect to the NEOs for the year ended December 31, 2017.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Jeremy J. Male	—	—	—	—	—	—
Donald R. Shassian	—	—	—	—	—	—
Andrew R. Sriubas	—	—	—	—	—	—
Clive Punter	Outfront Media Excess 401(k) Plan	33,523	16,816	15,343	—	122,211
Richard H. Sauer	—	—	—	—	—	—

(1)	The amount reported is included in the “Salary” column of the 2017 Summary Compensation Table.

(2)	The amount reported is included in the “All Other Compensation” column of the 2017 Summary Compensation Table.

(3)	The Outfront Media Excess 401(k) Plan does not offer above market earnings. As a result, these earnings are not included in the 2017 Summary Compensation Table.

(4)	The following amount from this column was previously reported in 2016 and is included in the 2017 Summary Compensation Table: $55,430.

Description of Nonqualified Deferred Compensation

Set forth below is information with respect to the plan under which deferral of compensation is reflected in the table above.

Outfront Media Excess 401(k) Plan

The Outfront Media Excess 401(k) Plan (the “Excess 401(k) Plan”) is an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the Company’s 401(k) Plan and whose annual eligible compensation exceeds the federal annual limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary, including pre-tax contributions to the Company’s 401(k) Plan and the Company’s group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, bonus, commissions, hazard pay and shift differential pay. For 2017, the Company matched Excess 401(k) Plan contributions based on the rate of matching contributions under the Company’s 401(k) Plan (70% of the first 5% of eligible compensation deferred on a pre-tax basis). Company matching contributions are fully vested after five years of service. Matching contributions made by the Company to the Company’s 401(k) Plan and the Excess 401(k) Plan are made with respect to a portion of a participant’s eligible annual compensation up to $750,000.

Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections in the Excess 401(k) Plan. Company matching contributions are also reflected in phantom notional accounts, which are credited in the same manner. The Company’s 401(k) Plan offers 21 investment options in which amounts in the Excess 401(k) Plan balances may be notionally invested, and participants generally may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.

Potential Payments upon Termination or Change in Control

During 2017, the NEOs had employment arrangements providing for separation payments upon certain types of termination of employment. The table below sets forth estimated potential payments that would have been made to the applicable NEO if his employment had terminated as of December 29, 2017, except for benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the Company’s 401(k) Plan and the Excess 401(k) Plan, disability benefits and accrued vacation pay. In addition, in 2015, the Committee approved and adopted an Executive Change in Control Severance Plan (the “CIC Plan”), effective January 1, 2016, for the benefit of the Company’s executive officers, including NEOs.

Payments made to an NEO would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits shown below upon a termination without “Cause” or for “Good Reason”, each as defined below, or termination following a Change in Control (as defined in each of the Amended and Restated Omnibus SIP, the related equity award terms and conditions, and the CIC Plan, as applicable), is conditioned on the NEO’s execution of a release in favor of the Company. In determining the benefits payable upon certain terminations of employment, we assumed in all cases that the NEO has complied and continues to comply with, as applicable, all of the restrictive and other covenants included in his employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the NEO.

To estimate the payment amounts, the Company used the closing price of our common stock on December 29, 2017, the last trading day of 2017, which was $23.20.

Name	Salary and Other Cash Compensation ($)(1)	Annual Bonus ($)(2)	Pro-Rated Bonus ($)(3)	Deferred Compensation ($)	Continuation of Medical, Dental and Life Insurance ($)(4)	Other Payments(5)	Vesting of Equity Awards ($)(6)	Total ($)
Jeremy J. Male
Termination for Cause	—	—	—	—	—	—	—	—
Voluntary termination without Good Reason	—	—	—	—	—	—	—	—
Without Cause or Good Reason termination	1,350,000	1,350,000	—	—	21,978	200,014	3,692,442	6,614,434
Termination following Change in Control(7)	4,050,000	4,050,000	—	—	65,933	200,014	6,383,271	14,749,218
Disability(8)	—	—	675,000	—	—	200,014	6,383,271	7,258,285
Death	—	—	—	—	—	—	6,383,271	6,383,271
Donald R. Shassian
Termination for Cause	—	—	—	—	—	—	—	—
Voluntary termination without Good Reason	—	—	—	—	—	—	—	—
Without Cause or Good Reason termination	650,000	552,500	—	—	14,644	—	3,430,027	4,647,171
Termination following Change in Control(7)	1,300,000	1,105,000	—	—	29,288	—	4,092,573	6,526,861
Disability(8)	—	—	276,250	—	—	—	4,092,573	4,368,823
Death	—	—	—	—	—	—	4,092,573	4,092,573
Andrew R. Sriubas
Termination for Cause	—	—	—	—	—	—	—	—
Voluntary termination without Good Reason	—	—	—	—	—	—	—	—
Without Cause or Good Reason termination	650,000	552,500	—	—	21,978	—	1,800,552	3,025,030
Termination following Change in Control(7)	1,300,000	1,105,000	—	—	43,955	—	1,958,590	4,407,545
Disability(8)	—	—	276,250	—	—	—	2,092,872	2,369,122
Death	—	—	—	—	—	—	2,092,872	2,092,872

Name	Salary and Other Cash Compensation ($)(1)	Annual Bonus ($)(2)	Pro-Rated Bonus ($)(3)	Deferred Compensation ($)	Continuation of Medical, Dental and Life Insurance ($)(4)	Other Payments(5)	Vesting of Equity Awards ($)(6)	Total ($)
Clive Punter
Termination for Cause	—	—	—	—	—	—	—	—
Voluntary termination without Good Reason	—	—	—	—	—	—	622,595	622,595
Without Cause or Good Reason termination	620,000	—	—	—	7,294	—	—	627,294
Termination following Change in Control(7)	1,240,000	930,000	—	—	14,589	—	1,485,519	3,670,108
Disability(8)	—	—	232,500	—	—	—	1,485,519	1,718,019
Death	—	—	—	—	—	—	1,485,519	1,485,519
Richard H. Sauer
Termination for Cause	—	—	—	—	—	—	—	—
Voluntary termination without Good Reason	—	—	—	—	—	—	—	—
Without Cause or Good Reason termination	575,000	—	—	—	14,644	—	—	589,644
Termination following Change in Control(7)	1,150,000	747,500	—	—	29,288	—	1,043,861	2,970,649
Disability(8)	—	—	186,875	—	—	—	1,125,687	1,312,562
Death	—	—	—	—	—	—	1,125,687	1,125,687

(1)
With respect to a termination without “Cause” or for “Good Reason”, for each NEO, the amounts reflect the continuation of his base salary for a period of twelve months (in this instance, January 1, 2018 through December 31, 2018). See “—2017 Summary Compensation Table” and “—Employment Agreements.”

(2)	With respect to a termination without “Cause” or for “Good Reason”, the amount reflects the payment of twelve months of each of Messrs. Male, Shassian and Sriubas’s respective annual target bonuses.

(3)
All NEOs are eligible to receive a pro-rated bonus in the event of a termination without “Cause,” for “Good Reason” or following a Change in Control. In addition, in the event of death, all NEOs are also eligible to receive a bonus earned in the prior year not yet paid and a pro-rated bonus for the calendar year in which the death occurs. Assuming a December 29, 2017 termination, pro-rated bonuses were not included with respect to a termination without “Cause,” for “Good Reason” or following a Change In Control as these amounts are assumed to have been earned by the NEOs, and therefore do not represent enhanced benefits. The amounts of these bonuses are as follows: Male, $1,350,000; Shassian, $552,500; Sriubas, $552,500; Punter, $465,000; and Sauer, $373,750.

(4)
With respect to a termination without “Cause” or for “Good Reason,” the amounts shown reflect our cost of providing continued health insurance benefits for twelve months following the termination date for each of Messrs. Male, Shassian, Sriubas, Punter, and Sauer as provided in their respective employment agreements. In the event of termination following a Change in Control, the amounts shown reflect our cost of providing continued health insurance benefits for three years following the termination date for Mr. Male, and two years following the termination date for each of Messrs. Shassian, Sriubas, Punter and Sauer.

(5)
In the event of a termination without “Cause” or for “Good Reason,” for disability or following a Change in Control, Mr. Male would receive payment of expenses associated with his and his family’s repatriation back to the United Kingdom during the twelve months following his termination, plus an additional payment in an amount that after payment of all taxes payable by him with respect to such additional payment, will equal the amount of all taxes payable by him with respect to the related reimbursement.

(6)
The calculation of the value associated with the acceleration or continuation (as the case may be) of the vesting of equity grants, (a) in the case of equity awards, was based on the closing price of a share of our common stock on the NYSE on December 29, 2017, the last trading day of 2017, which was $23.20, with the inclusion of the PRSUs awarded during 2017 reflecting actual achievement of the applicable performance conditions; and (b) in the case of options, was based on the difference between such closing price and the exercise price of the option. See “—2017 Outstanding Equity Awards at Fiscal Year-End” for more information about the equity awards included in the above calculation. Any outstanding options held by Mr. Male are out of the money as of December 29, 2017, the last trading day of 2017, based on the exercise price of $26.39, and therefore have no intrinsic value to include in the table above.

(7)
With respect to salary and bonus, represents a lump sum payment of three times the base salary plus three times the annual bonus target for Mr. Male, and represents a lump sum payment of two times the base salary plus two times the annual bonus target for Messrs. Shassian, Sriubas, Punter, and Sauer. With respect to vesting of equity awards, represents accelerated vesting of unvested TRSUs and PRSUs granted in 2015, 2016 and 2017 for Messrs. Punter, Sauer, and Sriubas and for Messrs. Male and Shassian, represents accelerated vesting of unvested TRSUs and PRSUs granted in 2014, 2015, 2016 and 2017 for a Qualifying Separation (as defined below) upon a Change in Control pursuant to the Amended and Restated Omnibus SIP and related equity award terms and conditions.

(8)
In the event of a termination due to disability, the NEOs would generally receive the pro-rated bonus for the calendar year in which the disability occurs and a pro-rated target bonus for the period during which the NEO receives short-term disability benefits under the Company’s short-term disability program. For this purpose, we have assumed that the NEO would receive short-term disability benefits for six months (which is the maximum under the short-term disability plan), and the amount shown represents six months of NEO’s pro-rated target bonus.

None of the NEO’s employment arrangements provide for (1) post-termination payments and benefits solely in the event of a Change in Control (that is, there are no “single trigger” benefits) or (2) tax “gross-ups” in the event any payment or benefit owed to him under his respective arrangement is subject to the excise tax imposed by Section 4999 of the Code.

Termination for Cause or Voluntary Termination Without Good Reason

Each NEO’s employment arrangement includes a definition of “Cause” (as discussed below) for which the executive’s employment may be terminated. Except with respect to Messrs. Male and Punter, each NEO will not receive incremental payments and benefits under their respective employment arrangements in the event of a termination by us for “Cause” or a NEO’s voluntary termination without “Good Reason”.

If Mr. Male voluntarily terminates his employment without Good Reason on or after September 18, 2019 and provides the Company with adequate advance written notice and a general release, Mr. Male is entitled to continued time vesting of equity awards granted after September 18, 2017, subject to the satisfaction of certain performance-based conditions applicable to the PRSU awards and, with respect to continued time vesting of awards, proration and non-compete conditions.

If Mr. Punter voluntarily terminates his employment, he is entitled to continued time vesting of equity awards granted (i) on November 3, 2014, if he voluntarily terminates his employment with the Company on or after the third vesting date but before the fourth vesting date and (ii) on February 19, 2015, February 18, 2016 and February 16, 2017, only if he voluntarily terminates his employment with the Company on or after the second vesting date but before the third vesting date.

Termination Without “Cause” by Us or for “Good Reason” by the NEO

Each NEO will receive termination payments and benefits if we terminate his employment without “Cause,” or if he resigns for “Good Reason” pursuant to his employment agreement. If a termination occurs without “Cause” or for “Good Reason”, then, in addition to compensation the applicable NEO would have earned as of the termination date and benefits generally available to all salaried employees:

✓
Mr. Male would have received (1) a cash severance amount equal to the sum of 12 months of his annual salary and his annual target cash bonus; (2) Company-paid medical and dental benefits for up to 12 months; (3) continued ability to exercise outstanding vested stock option awards before the expiration date of the stock option awards for the 12-month period following termination of his employment; (4) accelerated vesting of RSUs and PRSUs granted before September 18, 2017 that would have vested during the 12-month period following his termination of employment, subject to the satisfaction of certain performance-based conditions applicable to the PRSU awards; (5) accelerated vesting or continued time vesting of all RSU and PRSU awards granted after September 18, 2017 depending on the date of Mr. Male’s termination, subject to the satisfaction of certain performance-based conditions applicable to the PRSU awards and, with respect to continued time vesting of awards, proration and non-compete conditions; and (6) payment of reasonable expenses associated with his repatriation back to the United Kingdom during the 12-month period following his termination, plus an additional payment equal to the amount of all taxes payable by him with respect to the related reimbursement.

✓
Mr. Shassian would have received (1) a cash severance amount equal to 12 months of his annual salary and his annual target cash bonus; (2) Company-paid medical and dental benefits for up to 12 months; and (3) accelerated vesting of RSU and PRSU awards granted prior to January 1, 2017 that would have vested during the 12-month period following his termination of employment; and (4) accelerated vesting of all RSU and PRSU awards granted after January 1, 2017, subject to the satisfaction of the performance-based conditions applicable to the PRSU awards.

✓
Mr. Sriubas would have received (1) a cash severance amount equal to 12 months of his annual salary and his annual target cash bonus; (2) Company-paid medical and dental benefits for up to 12 months; (3) accelerated vesting of RSU and PRSU awards granted prior to January 1, 2017 that would have vested during the 12-month period following his termination of employment; and (4) accelerated vesting of all RSU and PRSU awards granted after January 1, 2017, subject to the satisfaction of the performance-based conditions applicable to the PRSU awards.

✓
Mr. Punter would have received (1) a cash severance amount equal to 12 months of his annual salary; (2) Company-paid medical and dental benefits for up to 12 months; and (3) accelerated vesting of all RSU and PRSU awards granted after October 6, 2017, subject to the satisfaction of certain performance-based conditions applicable to the PRSU awards.

✓
Mr. Sauer would have received (1) a cash severance amount equal to 12 months of his annual salary; (2) Company-paid medical and dental benefits for up to 12 months; and (3) accelerated vesting of all RSU and PRSU awards granted after March 1, 2017, subject to the satisfaction of the performance-based conditions applicable to the PRSU awards

Each NEO is also eligible to receive a pro-rated bonus based on the number of months that NEO rendered services to the Company prior to his termination. The pro-rated bonus would be determined in a manner consistent with other Company executives. The employment arrangements for the NEOs require that salary continuation and, in the case of Messrs. Male, Shassian and Sriubas bonus continuation be paid over the applicable severance period. If the employment of any NEO was terminated without “Cause” or for “Good Reason,” each of them would be required to execute and deliver a general release and would be subject to certain restrictive covenants relating to non-competition, solicitation of our employees, protection of our confidential information and our ownership of work product and cooperation in litigation.

Definition of Termination for “Cause”

We generally would be entitled to terminate the employment of each of Messrs. Sriubas, Punter, or Sauer for “Cause” upon the following events: dishonesty, embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with our written policies, including the Company’s Code of Conduct; material breach of his employment arrangement; failure (except in the event of disability) or refusal to substantially perform the material obligations under his employment arrangement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of our businesses or those who conduct business with us and our affiliated entities. With respect to Mr. Sauer, voluntary resignation during the term other than due to death or disability would also be considered termination for “Cause.” With respect to Mr. Sriubas, the acts of dishonesty and embezzlement or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury must be proven prior to terminating for “Cause.”

We generally would be entitled to terminate the employment of Mr. Male for “Cause” upon the following events: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive having authority to give such directive; failure to comply with our written policies, including the Company’s Code of Conduct; material breach of his employment agreement; resignation without Good Reason other than due to his death or disability; willful failure or refusal after being given written notice (except in the event of disability) to substantially perform his material duties and responsibilities under the employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; conduct which is considered an offense involving moral turpitude under federal, state or local laws; or willful misconduct which brings him to public disrepute or scandal that does or is likely to do significant harm to our businesses or those who conduct business with us and our affiliated companies.

We generally would be entitled to terminate the employment of Mr. Shassian for “Cause” upon the following events: fraud, misappropriation or embezzlement; conviction of a felony or a misdemeanor involving fraud, perjury or moral turpitude; his repeated willful failure to perform services under the agreement; or his material breach of certain provisions in his agreement.

Definition of “Good Reason” Termination

A “Good Reason” termination for Mr. Male generally would be triggered by the occurrence of one of the following events without his consent: (1) a material reduction in his annual salary, bonus or long-term incentive compensation opportunity; (2) a material reduction in his positions, titles, authorities, duties or responsibilities; (3) the assignment of duties or responsibilities that are materially inconsistent with his current authorities, duties and responsibilities or which materially impair his ability to function as our Chief Executive Officer (provided that assignment of authorities, duties or responsibilities relating to operations of a public company or which are consistent with those of a public company Chief Executive Officer would not trigger “Good Reason”); (4) material breach by us of any of our obligations under his employment agreement; or (5) the requirement that he relocate outside the New York metropolitan area.

A “Good Reason” termination for Messrs. Shassian, Sriubas, Punter or Sauer generally would be triggered by the occurrence of one of the following events without each NEO’s respective consent: (1) a material reduction in the executive’s salary or target percentage bonus in effect prior to such reduction; (2) a material reduction in the positions, authorities, titles, duties or responsibilities in effect immediately prior to such reduction; (3) the assignment to an executive of duties or responsibilities that are inconsistent with his authorities, duties or responsibilities as they exist on the effective date of such executive’s employment agreement or that impair an executive’s ability to function in the role identified in such executive’s employment agreement; (4) the material breach by the Company of any of its obligations under the executive’s employment agreement or any other agreement between an executive and the Company; or (5) the requirement that the executive relocate more than a 50 mile radius outside the Borough of Manhattan. In addition, Mr. Sriubas may terminate for “Good Reason” in the event of: (x) a material reduction in his long-term incentive compensation opportunity from the level in effect on the date of his employment agreement, or such higher level as may be in effect at any time after such date, or (y) a material reduction in the scope or value of Mr. Sriubas retirement or welfare benefits in the aggregate (other than any such reduction that is generally applicable to all employees of the Company). With respect to Mr. Shassian, the reductions described in clauses (1) and (2) above need not be material reductions.

Termination Following a Change in Control

Pursuant to the Amended and Restated Omnibus SIP and the related equity award terms and conditions, if an NEO (1) is involuntarily terminated by the Company without Cause (as defined in the NEO’s employment agreement or if not included in the NEO’s employment agreement, as defined in the each of the Amended and Restated Omnibus SIP, the related equity award terms and conditions, and the CIC Plan, as applicable) other than due to death or disability, (2) voluntarily terminates his employment with the Company for Good Reason (as defined in the NEO’s employment agreement or if not included in the NEO’s employment agreement, as defined in the each of the Amended and Restated Omnibus SIP, the related equity award terms and conditions, and the CIC Plan, as applicable), or (3) is terminated as a result of the death or disability of the NEO ((1), (2) and (3) are collectively referred to as a “Qualifying Separation”), following the consummation of a Change in Control, vesting of any outstanding, unvested equity awards granted to the NEO will accelerate, subject to the satisfaction of certain performance-based conditions applicable to any PRSU awards.

Pursuant to the CIC Plan, if an NEO experiences a Qualifying Separation, within a period of two years following the consummation of a Change in Control, the NEO is entitled to receive the following severance payments and benefits:

✓
A single lump sum cash payment equal to the sum of two times the NEO’s base salary and two times the NEO’s target annual bonus, except for Mr. Male, who would receive three times his base salary and target annual bonus;

✓	A single lump sum cash payment of the NEO’s pro-rated target annual bonus for the year in which the Qualifying Separation occurs; and

✓
Premium payments for continuation health insurance coverage until the earlier of (a) two years (or three years with respect to Mr. Male) after the Qualifying Separation or (b) the date on which the NEO becomes eligible for health insurance coverage from a third party.

As a condition of participation in the CIC Plan, among others, each NEO must execute a participation agreement (the “Participation Agreement”) in which the NEO agrees to the terms of his participation under the CIC Plan, and, except as otherwise provided in certain NEO’s Participation Agreement with respect to life insurance or expense reimbursement benefits, that the severance payments and benefits provided under the CIC Plan are in place of any other severance payments or benefits to which the NEO may be entitled under his employment agreement upon a Qualifying Separation. In addition, the Participation Agreement for each NEO provides that the non-competition and non-solicitation provisions set forth in the CIC Plan will supersede any similar restrictive covenants in each NEO’s employment agreement upon a Qualifying Separation. The CIC Plan does not replace or modify any accelerated equity vesting rights held by an NEO, which remain governed by the Amended and Restated Omnibus SIP and related equity award terms and conditions, and each NEO’s employment agreement, as applicable.

Termination Due to Disability

If Messrs. Shassian, Sriubas, Punter and Sauer were to be terminated during the employment term as a result of disability, they would receive salary earned through the date of termination, a pro-rated bonus for the calendar year in which the disability occurs (which the executive would have earned), a pro-rated target bonus for the period during which they receive short-term disability benefits under our short-term disability program. In the event of their permanent disability, Messrs. Male, Shassian, Sriubas, Punter and Sauer would also receive accelerated vesting of all outstanding RSU and PRSU awards, subject to the satisfaction of certain performance-based conditions applicable to the PRSU awards. If Mr. Male were to be terminated during the employment term as a result of disability, he would also receive the above payments and benefits, including accelerated vesting of all outstanding RSU and PRSU awards upon his termination (subject to the satisfaction of certain performance-based conditions applicable to the PRSU awards), the continued ability to exercise outstanding vested stock option awards before the expiration date of the stock option awards for a three-year period following his termination (or a greater period if so provided in his equity award terms and conditions), and the payment of expenses associated with his and his family’s repatriation back to the United Kingdom during the 12-month period following the date of termination, plus an additional payment equal to the amount of all taxes payable by him with respect to the related reimbursement.

Termination Due to Death

If Messrs. Male, Shassian, Sriubas, Punter and Sauer were to die during the employment term, their beneficiaries or estates would receive salary earned through the date of death, any unpaid bonus for the prior calendar year, and a pro-rated bonus for the calendar year in which death occurs. Messrs. Male, Shassian Sriubas, Punter and Sauer would also receive accelerated vesting of all of their outstanding RSU and PRSU awards, subject to the satisfaction of certain performance-based conditions applicable to the PRSU awards. In addition, with respect to Mr. Male, his beneficiaries or estate would receive the continued ability to exercise outstanding vested stock option awards for a two-year period following Mr. Male’s death (or a greater period if so provided in his equity award terms and conditions). With respect to Mr. Shassian, his beneficiaries or estate would receive payment for any accrued but unused vacation days to which Mr. Shassian was entitled and any reimbursement for business expenses incurred but not yet approved and/or paid as of the date of his death. No additional payments or benefits would be due under each NEO’s respective employment agreement.

CEO Pay Ratio

Ratio of CEO Pay to Median Employee Pay. The annual total compensation of our median employee for 2017 was $63,058. As disclosed in the section entitled “—2017 Summary Compensation Table” our Chairman and Chief Executive Officer’s annual total compensation for 2017 was $5,404,229. Based on this information for 2017, the ratio of the compensation of the Chairman and Chief Executive Officer to the median annual total compensation of all other employees was reasonably estimated to be 86 to 1.

How We Identified the Media Employee. To identify the median employee, we identified our total employee population as of December 31, 2017, including our employees located in Canada, and in accordance with the SEC rules, excluded the Chairman and Chief Executive Officer. We then used total annual gross pay (including base salary, cash bonuses and long-term equity compensation), as reflected in our payroll records from January 1, 2017 to December 31, 2017, which we annualized for any employee who did not work for the entire year, to determine the median employee. Since our total employee population included an even number of employees, we took the average of the total annual gross pay of two employees. For the Company’s employees located in Canada, we applied an exchange rate as of December 31, 2017 to convert Canadian currency into U.S. dollars. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. As a result, the Company’s pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2017 regarding the only equity compensation plan maintained by the Company on that date, the Amended and Restated Omnibus SIP. As of December 31, 2017, there were no other equity awards outstanding or securities available for future issuance under equity compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)
Equity compensation plans approved by security holders	1,797,413	$20.69	3,887,248
Equity compensation plans not approved by security holders	—	—	—
Total:	1,797,413	—	3,887,248

(1)
The weighted-average exercise price in column (b) includes stock options only, and does not reflect the shares that will be issued in connection with the settlement of RSUs since RSUs have no exercise price.

(2)
The amount shown in column (a) includes the following awards that were granted under the Amended and Restated Omnibus SIP: 1,632,120 shares of our common stock issuable in connection with the settlement of PRSUs and TRSUs, for which the number of PRSUs was determined based on the number of shares that could be earned assuming target achievement of the applicable performance conditions, as described above under “—Compensation Discussion and Analysis—Elements of 2017 NEO Compensation—Performance-Based Compensation—Long-Term Equity Incentive Compensation,” and 165,293 shares issuable upon the exercise of outstanding stock options.

(3)
The amount shown in column (c) represents shares of common stock remaining available for issuance under the Amended and Restated Omnibus SIP, under which the Committee is authorized to make awards of options, stock appreciation rights, restricted and unrestricted stock, RSUs, dividend equivalents, performance awards (including performance share units) and other equity-related awards.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018 by: (1) each stockholder known to us to beneficially own more than 5% of our common stock; (2) each of our directors and each director nominee; (3) each of our NEOs; and (4) all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within, or RSUs that will vest on or within, 60 days of March 31, 2018. Securities that can be so acquired within 60 days of March 31, 2018 are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Unless otherwise indicated below, we believe, based on the information furnished to us that the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown that they beneficially own, subject to community property laws, where applicable. As of March 31, 2018, there were 139,183,587 shares of our common stock outstanding. Unless otherwise indicated below, the address of each named person is c/o OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Shares
5% Beneficial Owners:
JPMorgan Chase & Co.(1) 270 Park Avenue New York, NY 10017	15,034,514	10.80%
The Vanguard Group(2) 100 Vanguard Blvd Malvern, PA 19355	14,728,363	10.58%
Capital World Investors(3) 333 South Hope Street Los Angeles, CA 90071	11,042,213	7.93%
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	9,552,626	6.86%
FMR LLC(5) 245 Summer Street Boston, MA 02210	7,780,121	5.59%
Directors and Named Executive Officers:
Nicolas Brien(6)	14,503	*
Angela Courtin	—	*
Manuel A. Diaz(6)	11,617	*
Jeremy J. Male(6)(7)	496,258	*
Peter Mathes(6)	20,154	*
Clive Punter(6)	50,179	*
Richard H. Sauer(6)	50,007	*
Donald R. Shassian(6)	251,431	*
Andrew R. Sriubas(6)	58,937	*
Susan M. Tolson(6)	11,620	*
Joseph H. Wender(6)	12,742	*
All directors and executive officers as a group (13 persons)(6)(7)	1,046,240	*

*	Less than 1%.

(1)
Based solely on information contained in a report on Amendment No. 3 to Schedule 13G/A, filed with the SEC on January 24, 2018 (the “JPM 13G”), by JPMorgan Chase & Co. (“JPM”), reporting beneficial ownership as of December 29, 2017. The JPM 13G/A reported that JPM has sole voting power over 14,505,334 shares and sole dispositive power of 15,034,514 shares.

(2)
Based solely on information contained in a report on Amendment No. 4 to Schedule 13G, filed with the SEC on April 10, 2018 (the “Vanguard 13G/A”), by The Vanguard Group (“Vanguard”), reporting beneficial ownership as of March 29, 2018. The Vanguard 13G/A reported that Vanguard has sole voting power over 73,050 shares, shared voting power over 17,360 shares, sole dispositive power of 14,650,399 shares and shared dispositive power of 77,964 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 60,604 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 29,806 shares as a result of serving as investment manager of Australian investment offerings.

(3)
Based solely on information contained in a report on Amendment No. 3 to Schedule 13G, filed with the SEC on February 14, 2018 (the “Capital World 13G/A”), by Capital World Investors (“Capital World”), reporting beneficial ownership as of December 29, 2017. The Capital World 13G/A reported that Capital World has sole voting power over 11,042,213 shares and sole dispositive power of 11,042,213 shares. Capital World is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World disclaims beneficial ownership of these shares.

(4)
Based solely on information contained in a report on Amendment No. 1 to Schedule 13G, filed with the SEC on January 29, 2018 (the “BlackRock 13G/A”), by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2017. The BlackRock 13G/A reported that BlackRock has sole voting power over 8,206,827 shares and sole dispositive power of 9,552,626 shares.

(5)
Based solely on information contained in a report on Amendment No. 3 to Schedule 13G, filed with the SEC on February 13, 2018 (the “FMR 13G/A”), by FMR LLC (“FMR”), reporting beneficial ownership as of December 29, 2017. The FMR 13G/A reported that FMR has sole voting power over 1,952,146 shares and sole dispositive power of 7,780,121 shares.

(6)	Includes shares acquired due to the settlement of dividend equivalents into shares of our common stock at vesting.

(7)	Includes 103,413 shares of our common stock which Jeremy J. Male had the right to acquire on or within 60 days of March 31, 2018 upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of the reports filed during 2017 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

For a description of the related person transaction involving Nicolas Brien, a member of the Company’s Board of Directors, see “Directors, Executive Officers and Corporate Governance—Compensation Committee Interlocks and Insider Participation.”

Review, Approval or Ratification of Transactions with Related Persons

The Company has a written policy regarding the review and approval, ratification or other action to be taken with respect to transactions with related persons. Pursuant to this policy, the Nominating and Governance Committee will review and approve, ratify or take other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in the Company’s proxy statement or Annual Report on Form 10-K. In its review, the Nominating and Governance Committee will be provided with the details of a proposed related person transaction, including the terms of the related person transaction, the business purpose of the related person transaction, and the benefits to the Company and to the relevant related persons that are derived from the related person transaction. In determining whether to approve, ratify or take any other action it deems appropriate with respect to the related person transaction, the Nominating and Governance Committee will consider, among other factors, the following factors to the extent relevant to the related person transaction: (a) whether the terms of the related person transaction are fair to the Company and on the same basis would apply if the transaction did not involve a related person; (b) whether there are business reasons for the Company to enter into the related person transaction; (c) whether the related person transaction would impair the independence of an outside director; and (d) whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account several factors. Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review will abstain from voting on any action to be taken with respect to the related person transaction but may, if so requested by the chair of the Nominating and Governance Committee, participate in some or all of the discussions with respect to the related person transaction. Under the policy, the Company’s legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company that is required to be disclosed. The determination will be made after a review of the information obtained from the related person and information available from the Company’s records.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the full Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2021: Manuel A. Diaz, Peter Mathes and Susan M. Tolson. Action will be taken at the Annual Meeting for the election of these three Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card attached to this proxy statement intend to vote the proxies held by them for the election of Manuel A. Diaz, Peter Mathes and Susan M. Tolson. If, for any reason, any of the director nominees become unavailable for election, the persons named in the form of proxy card may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he will be able to serve if elected and has agreed to do so.

The relevant experiences, qualifications, attributes or skills of each director nominee that led the Board to recommend the above persons as nominees for director are described in the section entitled “Directors, Executive Officers and Corporate Governance.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018, subject to stockholder ratification. Although ratification is not required by the Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

As part of its engagement process and in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm. In determining whether to reappoint the independent auditor, the Audit Committee considers the independent auditor’s qualifications, its independence and the length of time the firm has been engaged, in addition to considering the quality of the work performed by the independent auditor and an assessment of the past performance of both the lead audit partner and PwC. PwC has served as the Company’s independent registered public accounting firm since the IPO, and prior to the IPO, when the Company was a subsidiary of CBS. PwC rotates its lead audit engagement partner every five years, at which time, the Audit Committee interviews proposed candidates and selects the lead audit engagement partner. The Audit Committee believes that there are significant benefits to having an independent registered public accounting firm with an extensive history with the Company, including the operational and cost efficiencies of using a firm with institutional knowledge of the Company’s business, operations, accounting policies, financial systems and internal control framework.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

Audit and Non-Audit Fees

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2016 and 2017.

	2016	2017
Audit Fees(1)	$1,549,300	$2,080,200
Audit-Related Fees(2)	127,700	72,300
Tax Fees(3)	200,800	34,500
All Other Fees	—	—
Total	$1,877,800	$2,187,000

(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including quarterly financial statement reviews, statutory audits, engagements required by Federal or state regulatory agencies, and comfort letters.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements other than those included in “Audit Fees.” These services include due diligence related to the Company’s acquisition activities, contractually required audits, audits of the Company’s pension plans and carve-out audits related to divestitures.

(3)
Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning, including international tax compliance, transfer pricing studies and tax due diligence and planning related to the Company’s acquisition and divestiture activity.

All audit and non-audit services provided to the Company by PwC for 2017 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Pursuant to the Audit Committee’s pre-approval policies and procedures in effect during 2017, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $100,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $250,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2018, the Audit Committee adopted the same pre-approval policies and procedures that were in effect for 2017, and at the same per engagement and aggregate authorized amounts that were in effect for 2017.

In appointing PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2018, and in recommending that the Company’s stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of OUTFRONT Media Inc., a Maryland corporation (the “Company”), does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee provides that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the consolidated financial statements of the Company. The Audit Committee also assists in the Board’s oversight of:

•	The quality and integrity of the Company’s consolidated financial statements and related disclosures;

•	The evaluation of the effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and risk management procedures;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s internal audit function and independent auditor.

A brief description of the primary responsibilities of the Audit Committee is included in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders in the section entitled “Directors, Executive Officers and Corporate Governance—Board Committees—Audit Committee.”

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including the Company’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and the Company’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), the Company’s audited consolidated financial statements for the year ended December 31, 2017, and the Company’s disclosures in the section entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Auditing Standards No. 1301 adopted by the PCAOB regarding “Communication with Audit Committees.” In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC the firm’s independence from the Company.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Members of the Audit Committee

Joseph H. Wender, Chair
Peter Mathes
Susan M. Tolson

PROPOSAL NO. 3—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement in the section entitled “Executive Compensation.” As an advisory vote, this proposal is not binding. However, the Board and the Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and expect to consider the outcome of the vote when making future compensation decisions for our named executive officers.

The text of the resolution with respect to Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As more fully discussed in the section entitled “Executive Compensation—Compensation Discussion and Analysis,” the Company’s compensation programs are designed to motivate and reward business success and to increase stockholder value. The core objectives of these programs are to provide compensation arrangements that are stockholder value focused, market-based, performance-based and flexible. In particular, stockholders should note the following:

•
A significant portion of our named executive officers’ total compensation is tied to the achievement of the Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•
Long-term equity incentive grants, which constitute a key component of our executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder wishes to propose a matter for consideration at our 2019 Annual Meeting of Stockholders, the proposal should be mailed to the Company’s Corporate Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. To be eligible under the SEC rules for inclusion in the Company’s proxy statement and form of proxy relating to the 2019 Annual Meeting of Stockholders, a proposal must be received by our Company’s Corporate Secretary on or before December 27, 2018. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, the Bylaws permit stockholders to nominate directors and present other business for consideration at our 2019 Annual Meeting of Stockholders, but not for inclusion in the Company’s proxy statement and form of proxy relating to the 2019 Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the 2019 Annual Meeting of Stockholders, you must submit a timely notice in accordance with the procedures described in the Bylaws. To be timely, a stockholder’s notice shall be delivered to the Company’s Corporate Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174 not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2019, such a proposal must be received on or after November 27, 2018, but not later than December 27, 2018. In the event that the date of the Annual Meeting of Stockholders to be held in 2019 is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such notice by the stockholder must be so delivered not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in the Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the Board does not know of any other matters which are likely to be brought before the Annual Meeting. The proxy card grants to the persons named in the proxy card the discretionary authority to vote on all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors,

Lisa M. Tanzi
Corporate Secretary

April 26, 2018

We make available, free of charge on our website all of our filings that are made electronically with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. To access these filings, go to the Investor Relations section of our website, at www.outfrontmedia.com. Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, including the related financial statements and schedules, filed with the SEC, are also available without charge to stockholders upon written request addressed to the Company’s Corporate Secretary, Lisa M. Tanzi, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to any SEC report when such exhibits are requested.

OUTFRONT MEDIA INC.
C/O EQ SHAREOWNER SERVICES
1110 CENTRE POINT CURVE
SUITE 101
MENDOTA HEIGHTS, MN 55120-4100

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E38924-P02961 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OUTFRONT MEDIA INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Three Class I Director Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Manuel A. Diaz
02) Peter Mathes
03) Susan M. Tolson

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as OUTFRONT Media Inc.'s independent registered public accounting firm for fiscal year 2018.	☐	☐	☐
3. Approval, on a non-binding advisory basis, of the compensation of OUTFRONT Media Inc.'s named executive officers.	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors of OUTFRONT Media Inc. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Outfront proxy Manuel Diaz, Peter Mathes, Susan Tolson pricewaterhousecoopers ratification appointment
June 11, 2018 Withhold executive officers Annual Meeting of Stockholders
Vote by Internet phone mail Electronic Delivery Class I directors For compensation abstain against

E38925-P02961

OUTFRONT MEDIA INC.
Annual Meeting of Stockholders
June 11, 2018, 11:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of OUTFRONT Media Inc., a Maryland corporation, hereby appoint(s) Jeremy J. Male and Lisa M. Tanzi, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of OUTFRONT Media Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 11, 2018, at 605 Third Avenue, New York, NY 10158, and any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, Proxy Statement and the Annual Report to Stockholders, and hereby revokes any proxy heretofore given with respect to the Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE(S) LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side